EXECUTION VERSION

MASTER REPURCHASE AGREEMENT
Dated as of March 15, 2019
by and among
BARCLAYS BANK PLC,
as Purchaser,
BSPRT BB FLOAT, LLC,
as a Seller,
and
BSPRT BB Fixed, LLC,
as a Seller

25175105.12.BUSINESS

TABLE OF CONTENTS

Page

ARTICLE 1 APPLICABILITY    1
ARTICLE 2 DEFINITIONS    1
ARTICLE 3 INITIATION; CONFIRMATION; TERMINATION; EXTENSION     25
ARTICLE 4 MARGIN MAINTENANCE    34
ARTICLE 5 PAYMENTS; COLLECTION ACCOUNTS    36
ARTICLE 6 REQUIREMENTS OF LAW; ALTERNATIVE RATE    38
ARTICLE 7 SECURITY INTEREST    40
ARTICLE 8 TRANSFER AND CUSTODY    41
ARTICLE 9 SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS    42
ARTICLE 10 REPRESENTATIONS AND WARRANTIES    43
ARTICLE 11 NEGATIVE COVENANTS OF SELLERS    49
ARTICLE 12 AFFIRMATIVE COVENANTS OF SELLERS    51
ARTICLE 13 SINGLE PURPOSE ENTITY COVENANTS    55
ARTICLE 14 EVENTS OF DEFAULT; REMEDIES    58
ARTICLE 15 SET-OFF    63
ARTICLE 16 SINGLE AGREEMENT    64
ARTICLE 17 RECORDING OF COMMUNICATIONS    64
ARTICLE 18 NOTICES AND OTHER COMMUNICATIONS    65
ARTICLE 19 ENTIRE AGREEMENT; SEVERABILITY    65
ARTICLE 20 NON-ASSIGNABILITY    66
ARTICLE 21 GOVERNING LAW    67
ARTICLE 22 WAIVERS AND AMENDMENTS    67
ARTICLE 23 INTENT    68
ARTICLE 24 DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS    69
ARTICLE 25 CONSENT TO JURISDICTION; WAIVERS    69
ARTICLE 26 NO RELIANCE    70
ARTICLE 27 INDEMNITY AND EXPENSES    71
ARTICLE 28 DUE DILIGENCE    73
ARTICLE 29 SERVICING    74
ARTICLE 30 ACKNOWLEDGMENT AND CONSENT TO BAIL-IN    75
ARTICLE 31 MISCELLANEOUS    78
ARTICLE 32 TAXES    79
ARTICLE 33 JOINT AND SEVERAL LIABILITY    82

EXHIBITS
EXHIBIT I        Names and Addresses for Communications between Parties
EXHIBIT II        Form of Confirmation Statement
EXHIBIT III        Authorized Representatives of Sellers
EXHIBIT IV        Form of Power of Attorney
EXHIBIT V        Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI        Asset Information
EXHIBIT VII        Advance Procedures
EXHIBIT VIII        Form of Margin Call Notice
EXHIBIT IX        Form of Release Letter
EXHIBIT X        Form of Covenant Compliance Certificate
EXHIBIT XI        Reserved
EXHIBIT XII        Form of Bailee Letter

MASTER REPURCHASE AGREEMENT
MASTER REPURCHASE AGREEMENT, dated as of March 15, 2019 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”), BSPRT BB FLOAT, LLC, a limited liability company organized under the laws of the State of Delaware (“Floating Rate Seller”), and BSPRT BB FIXED, LLC, a limited liability company organized under the laws of the State of Delaware (“Fixed Rate Seller” and, together with Floating Rate Seller, each a “Seller” and collectively, “Sellers”).
ARTICLE 1

APPLICABILITY
Subject to the terms of the Transaction Documents, from time to time during the Availability Period (as defined herein) the parties hereto may enter into transactions in which a Seller will sell to Purchaser, all of such Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to such Seller, with a simultaneous agreement by Purchaser to re-sell back to such Seller, and by such Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by such Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by such Seller and Purchaser, shall be governed by this Agreement, including each Confirmation and any supplemental terms or conditions contained in any other exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from any Seller to Purchaser.
ARTICLE 2

DEFINITIONS
The following capitalized terms shall have the respective meanings set forth below.
“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).
“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.
“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor appointed by Purchaser in its sole and absolute discretion and reasonably approved by Lead Seller.
“Account Control Agreements” shall mean, individually or collectively, as the context may require, (i) that certain Deposit Account Control Agreement, dated as of the Closing Date, among Purchaser, Floating Rate Seller and Account Bank and (ii) that certain Deposit Account Control Agreement, dated as of the Closing Date, among Purchaser, Fixed Rate Seller and Account Bank, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, solicited by, colluded with or not timely contested or results in entry of an order or decree for relief which is not dismissed or stayed within sixty (60) days; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the admission by such Person in a legal proceeding of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.
“Advisor” shall mean Benefit Street Partners L.L.C., a Delaware limited liability company.
“Advisory Agreement” shall mean the Amended and Restated Advisory Agreement, dated as of January 19, 2018, between and among Guarantor, Advisor and Benefit Street Partners Realty Trust, Inc., a Maryland corporation, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.
“Agreement” shall have the meaning specified in the introductory paragraph hereof.
“Alternative Rate” shall have the meaning specified in Article 6(b).
“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.
“Anti‑Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of its Affiliates.
“Applicable Index” shall mean, (a) with respect to a LIBOR Transaction, LIBOR and (b) with respect to an Alternative Rate Transaction, the Alternative Rate.
“Appraisal” shall mean, with respect to any Purchased Asset, an appraisal of the related Mortgaged Property prepared by a state licensed or state certified, nationally recognized appraiser, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such appraisal.
“Approved Fund” shall mean any fund that is administered or managed by (a) Purchaser, (b) an Affiliate of Purchaser or (c) an entity or an Affiliate of an entity that administers or manages Purchaser which, in the case of clauses (b) and (c), is not a Disqualified Institution.
“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.
“Assets” shall have the meaning specified in Article 1.
“Availability Period” shall mean the period (i) beginning on the Closing Date and (ii) ending March 15, 2022 (which is three (3) years after the Closing Date), or such later date as may be in effect pursuant to Article 3(f).
“Availability Period Extension” shall have the meaning specified in Article 3(f).
“Availability Period Extension Conditions” shall have the meaning specified in Article 3(f).
“Availability Period Extension Fee” shall have the meaning specified in the Fee Letter.
“Bailee” shall mean (i) Ropes & Gray LLP, (ii) any other law firm, or (iii) any title company or escrow company in accordance with local law and practice in the appropriate jurisdiction of the related Purchased Asset, in the case of the foregoing clauses (ii) and (iii) reasonably acceptable to Purchaser and in each case of the foregoing to the extent such entity has delivered at the applicable Seller’s request a Bailee Letter with respect to the applicable Purchased Asset.
“Bailee Letter” shall mean a letter from the applicable Seller and acknowledged by Bailee and Purchaser substantially in the form attached hereto as Exhibit XII, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee for the benefit of Purchaser under the terms of such Bailee Letter, (iii) agrees that it shall deliver such Purchased Asset Documents to Custodian, or as otherwise directed by Purchaser in writing, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset and (iv) agrees to indemnify Purchaser and the applicable Seller for any failure of Bailee to deliver the Purchased Asset Documents in accordance with the Bailee Letter.
“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in Exhibit XII confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.
“Bankruptcy Code” shall mean title 11 of the United States Code as amended from time to time.
“Borrower” shall mean the obligor on a Promissory Note and (i) in the case of a Mortgage Loan related to the applicable Purchased Asset, the grantor of the related Mortgage or, (ii) in the case of a Mezzanine Loan related to the applicable Purchased Asset, the pledgor of equity interests in entities that own, directly or indirectly, the collateral for a related Mortgage Loan.
“Breakage Costs” shall mean all accrued and unpaid actual out-of-pocket cost, loss or expense of terminating or replacing any one-month hedging or term financing transactions.
“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York, Minnesota, North Carolina or any other State in which any account maintained by the applicable Servicer with respect to the applicable Purchased Asset is located, are authorized or obligated by law or executive order to be closed.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean, with respect to any Person, the amount of all obligations of such Person, as a lessee to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
“Change of Control” shall mean the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Guarantor or Advisor with or into another entity or any other reorganization of Guarantor or Advisor if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in the Guarantor or Advisor, as applicable, immediately prior to such merger, consolidation or reorganization, (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor or Advisor entitled to vote generally in the election of the directors (other than Controlled Affiliates of Benefit Street Partners Realty Trust, Inc., or to the extent such interests are obtained through a public market offering or secondary market trading), (c) Benefit Street Partners Realty Trust, Inc. shall cease to act as the general partner of Guarantor, (d) Advisor shall cease to be actively and directly involved in the management and operations of Benefit Street Partners Realty Trust, Inc., (e) the Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of any Seller or (f) any transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Seller’s or Guarantor’s business); provided that, the acquisition of Advisor by Franklin Resources, Inc. or any Affiliate thereof shall not constitute a Change of Control.
“Client Money Distribution Rules” shall have the meaning specified in Article 30(c).
“Client Money Rules” shall have the meaning specified in Article 30(c).
“Closing Date” shall mean March 15, 2019.
“Collateral” shall have the meaning specified in Article 7(a).
“Collection Account” shall have the meaning specified in Article 5(c).
“Confirmation” shall have the meaning specified in Article 3(c).
“Controlled Affiliate” shall mean any Person that, directly or indirectly, is controlled by Guarantor. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.
“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) without the consent of any other Person (including, without limitation, any holder of a companion Promissory Note or companion Participation Interest).
“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.
“Credit Event” shall have the meaning specified in the Fee Letter.
“Current Availability Period” shall have the meaning specified in Article 3(f).
“Current Termination Date” shall have the meaning specified in Article 3(g).
“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Sellers and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.
“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Purchaser in its sole and absolute discretion.
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Defaulted Asset” shall mean any asset (i) that is forty-five (45) days or more delinquent, and beyond any applicable cure period, in the payment of scheduled principal or interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, (ii) for which there is a material breach of the representations and warranties set forth in this Agreement (including the exhibits hereto) with respect to such Purchased Asset, except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation or that has been cured, (iii) as to which an Act of Insolvency shall have occurred with respect to the related Borrower, guarantor or, to the extent such holder is the “controlling” holder or the lender of record, companion participation holder, which in the case of an involuntary proceeding, notwithstanding anything to the contrary in the definition of “Act of Insolvency”, has not been dismissed or stayed beyond any applicable cure period set forth in the related Purchased Asset Documents but not exceeding ninety (90) days, or (iv) as to which a material non-monetary event of default shall have occurred under the terms of the related Purchased Asset Documents.
“Default Threshold” shall have the meaning specified in the Fee Letter.
“Disqualified Institutions” shall have the meaning specified in Exhibit II to the Fee Letter.
“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.
“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.
“Early Repurchase Date” shall have the meaning specified in Article 3(d).
“Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Corporation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial real estate mortgage loans in the ordinary course of its business and having (in its name or under management) total assets in excess of $250,000,000, (d) Purchaser, any Affiliate of the Purchaser, or any Approved Fund, and (e) any other Person approved by Lead Seller; provided that no Disqualified Institutions may be considered an Eligible Assignee.
“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan or Mezzanine Loan (each, a “Loan”), that such Loan (i) is, as of the related Purchase Date, newly-originated or was originated by an Affiliate of any Seller and re-acquired in connection with the redemption of a securitization transaction, (ii) is performing as of the related Purchase Date, (iii) is fully disbursed, except for customary holdbacks, reserves, escrows and future advances for tenant improvements, leasing commissions, debt service, capital improvements and other permitted uses specified in the Purchased Asset Documents, (iv) accrues interest at (A) a floating rate based on LIBOR (or, if applicable, the Alternative Rate) (a “Floating Rate Asset”) or (B) a fixed rate (a “Fixed Rate Asset”), (v) in the case of a Floating Rate Asset, has a LIBOR (or, if applicable, Alternative Rate) cap in place that is acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date, (vi) has a term to maturity (or in the case of a Fixed Rate Asset, a maturity date or an anticipated repayment date) of no greater than five (5) years after its origination date, inclusive of all extension options, with respect to a Floating Rate Asset, or ten (10) years after its origination date, inclusive of all extension options, with respect to a Fixed Rate Asset, (vii) has a Borrower that is a Special-Purpose Entity in accordance with representation and warranty set forth in B.32. on Exhibit V hereto, (viii) in the case of a Mortgage Loan, is secured by a first Lien mortgage or deed of trust on one or more properties that satisfy the criteria set forth in the definition of Eligible Property Type, and in the case of a Mezzanine Loan, is directly or indirectly secured by a first Lien pledge of the equity in the Borrower under the related Mortgage Loan, (ix) has a Senior Financing as-is loan-to-value ratio (taking into account the Mortgage Loan and any related Mezzanine Loan that is, or will be, included as a Purchased Asset, together with any pari passu loans but excluding any subordinate loans (other than any Mezzanine Loan that is, or will be, included as a Purchased Asset) secured directly or indirectly by the same collateral (the “Senior Financing”)) of up to 80.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (x) has a Total Financing as-is loan-to-value ratio (taking into account the Mortgage Loan, any Mezzanine Loan that is, or will be, included as a Purchased Asset and any other related pari passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”)) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (xi) satisfies the requirements set forth in the Pricing Matrix as of the Purchase Date and (xii) such Loan is not a High Volatility Commercial Real Estate Loan; or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan and/or Mezzanine Loan satisfies the criteria set forth in clause (a) above.
“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan (provided such Mezzanine Loan is transferred together with the related Mortgage Loan), Senior Note or Senior Participation Interest (i) that is approved by Purchaser in its sole and absolute discretion as of the related Purchase Date, (ii) that satisfies the Eligibility Criteria and (iii) with respect to which, on each day, the representations and warranties set forth in this Agreement (including the exhibits hereto) with respect to such Purchased Asset are true and correct in all material respects except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation. Unless otherwise specified, any reference to an Eligible Asset shall include the Mortgage Loan and any related Mezzanine Loan that is, or is proposed to be, subject to the same Transaction.
Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans as of the related Purchase Date; (ii) Defaulted Assets; (iii) loans for which the applicable appraisal is (A) not dated within three hundred sixty-four (364) days prior to the related Purchase Date or (B) not acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date, (iv) construction loans, (v) mortgage-backed securities, (vi) loans secured by raw, vacant or unimproved land, and (vii) participation interests in any assets described in the preceding clauses (i) through (vi).
“Eligible Property Types” shall mean multi-family, office, retail, hospitality, industrial, self-storage and manufactured housing properties, or properties made up of any combination of the foregoing, in each case that: (i) in the case of a Fixed Rate Asset, are fully stabilized; (ii) have a minimum value of $5 million as determined by Purchaser in its sole and absolute discretion on a case-by-case basis; (iii) are not undergoing and are not scheduled to undergo, any ground-up construction or major expansion and (iv) are free of material structural or environmental defects.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.
“Event of Default” shall have the meaning specified in Article 14(a).
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser: (a) Taxes imposed on or measured by net income or similar Taxes imposed in lieu of net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except to the extent that, pursuant to Article 32, amounts with respect to such Taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its applicable office, (c) Taxes attributable to Purchaser’s failure to comply with Article 23(g) or Article 32 of this Agreement, and (d) any withholding Taxes imposed under FATCA.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.
“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Sellers, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Filings” shall have the meaning specified in Article 7(b).
“Fixed Rate Asset” shall have the meaning specified in the definition of Eligibility Criteria.
“Fixed Rate Seller” shall have the meaning specified in the introductory paragraph hereof.
“Fixed Rate Originator” shall mean BSPRT CMBS Finance, LLC, a Delaware limited liability company, and its successors-in-interest.
“Floating Rate Asset” shall have the meaning specified in the definition of Eligibility Criteria.
“Floating Rate Seller” shall have the meaning specified in the introductory paragraph hereof.
“Floating Rate Originator” shall mean BSPRT CRE Finance, LLC, a Delaware limited liability company, and its successors-in-interest.
“Future Advance Failure” shall mean, with respect to any Purchased Asset, any Seller’s receipt of notice or any Seller’s Knowledge of any litigation or other proceeding commenced by the related Borrower or any Affiliate thereof alleging a failure to fund any future advance as and when required thereunder.
“Future Advance Purchased Asset” shall mean any Purchased Asset that is a Floating Rate Asset and is approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount of such Purchased Asset is funded at origination and the applicable Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Borrower. For the avoidance of doubt, Purchaser shall have no obligation to make any additional advance with respect to any Future Advance Purchased Asset unless Purchaser agrees, in its sole absolute discretion, to make such additional advance in accordance with, and subject to, Article 3(h).
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” shall mean Benefit Street Partners Realty Operating Partnership, L.P., a Delaware limited partnership and its successors-in-interest.
“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller in respect of such Purchased Asset(s) with Purchaser or an Affiliate of Purchaser or one or more other counterparties acceptable to Purchaser in its sole and absolute discretion.
“High Volatility Commercial Real Estate Loan” shall, together with any correlative thereof applicable at any time, have the meaning given to such term under the Basel Accord and/or any other Risk-Based Capital Guidelines, respectively, as applicable, at any time and as the context may suggest, permit or require, including without limitation, S. 2155, 115th Cong. § 214 (2018).
“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds applied to amounts outstanding under such Purchased Asset, payments in respect of any associated Hedging Transaction, and all net proceeds from sale or other disposition of such Purchased Asset. For the avoidance of doubt, Income shall not include origination fees and expense deposits paid by Borrowers in connection with the origination and closing of the Purchased Asset, fees and reimbursements permitted pursuant to the related Servicing Agreement (as modified by the related Servicer Letter) to be retained by any Servicer from amounts being remitted by such Servicer to the applicable Collection Account, any reimbursement for out-of-pocket costs and expenses or any amounts deposited into an escrow reserve pursuant to and in accordance with the related Purchased Asset Documents.
“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person to the extent of such guaranty; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Capitalized Lease Obligations of such Person. Notwithstanding the foregoing, Non-Recourse Indebtedness (as defined in the Guaranty) owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any Person.
“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of any Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a creditor, supplier or service provider who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party or as a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to Seller or any of its equity owners or Affiliates in the ordinary course of business) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, creditor, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, creditor, supplier or service provider of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or LordSPV, a TMF Group Company or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Purchaser, that is not an Affiliate of any Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in any Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of any Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Knowledge” shall mean as of any date of determination, the then current actual (as distinguished from imputed or constructive and without duty of further inquiry or investigation) knowledge of (x) solely in the case of any Purchased Asset, any asset manager employed by Benefit Street Partners L.L.C. or any Affiliate thereof that is responsible for the origination, acquisition and/or management of such Purchased Asset and the Head of Commercial Real Estate, Head of Asset Management, chief financial officer or general counsel, in each case, or any successor title, and (y) in all other cases, the Head of Commercial Real Estate, Head of Asset Management, chief financial officer or general counsel, in each case, or any successor title, of any Seller, any Originator or Guarantor, as applicable. “Known” shall have a correlative meaning.
“Lead Seller” shall mean Floating Rate Seller.
“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate mortgage repurchase facilities where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Sellers absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.
“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“Litigation Threshold” shall have the meaning specified in the Fee Letter.
“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.
“Mandatory Early Repurchase Date” shall have the meaning specified in Article 3(i).
“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the Purchase Price Percentage for such Purchased Asset set forth in the related Confirmation.
“Margin Call” shall have the meaning specified in Article 4(a).
“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Margin Amount for such Purchased Asset is less than (b) the Repurchase Price for such Purchased Asset.
“Margin Deficit Event” shall exist, with respect to any Purchased Asset, if the Margin Deficit for such Purchased Asset is at least $250,000.
“Margin Excess” shall have the meaning specified in Article 4(c).
“Market Value” shall have the meaning specified in the Fee Letter.
“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties, taken as a whole, (b) the ability of the Seller Parties, taken as a whole to perform their obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents, in each case, other than for purposes of Articles 3(g), 10(q), 10(t), 12(a)(i), 12(a)(iv) and 14(a), as determined by Purchaser in its sole and absolute discretion exercised in good faith.
“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.
“Mezzanine Loan” shall mean a whole mezzanine loan that is secured by a pledge of all of the equity interests in the entity or entities that own, directly or indirectly, the Mortgaged Property securing the related Mortgage Loan.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (i) an estate in fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Promissory Note or similar evidence of indebtedness.
“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.
“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Mezzanine Loan, the mortgaged property indirectly securing such Mezzanine Loan and (c) a Participation Interest, the mortgaged property directly or indirectly securing the Mortgage Loan and/or the Mezzanine Loan in which such Participation Interest represents a participation, as applicable.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Originator” shall mean, collectively or individually, as the context may require, Fixed Rate Originator and Floating Rate Originator.
“Originator Financing Statements” shall have the meaning specified in Article 3(b).
“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents.
“Participant Register” shall have the meaning specified in Article 20(d).
“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.
“Participation Interest” shall mean a participation interest in a Mortgage Loan or in a combination of a Mortgage Loan and a related Mezzanine Loan.
“Paying Seller” shall have the meaning specified in Article 33(b).
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.
“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which any Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.
“Pledge Agreements” shall mean, individually or collectively, as the context may require, (i) that certain Originator Pledge and Security Agreement, dated as of the Closing Date, from Floating Rate Originator in favor of Purchaser and (ii) that certain Originator Pledge and Security Agreement, dated as of the Closing Date, from Fixed Rate Originator in favor of Purchaser, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Pledged Collateral” shall have the meaning specified in the applicable Pledge Agreement.
“PRA Contractual Stay Rules” shall have the meaning specified in Article 30(b).
“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).
“Pre-Purchase Legal/Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.
“Pricing Matrix” shall have the meaning specified in the Fee Letter.
“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the sum of (a)(i) with respect to a LIBOR Transaction, LIBOR for such Pricing Rate Period, (ii) with respect to an Alternative Rate Transaction, the Alternative Rate for such Pricing Rate Period and (iii) with respect to a Prime Rate Transaction, the Prime Rate for such Pricing Rate Period plus (b) the relevant Spread for such Transaction plus (c) the relevant Spread Adjustment for such Transaction, in each case, subject to adjustment and/or conversion as provided in Articles 6(a)(i) and 6(b); provided, however that in no event shall the Pricing Rate be less than the relevant Spread.
“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to (i) any Transaction, other than a LIBOR Transaction, the second (2nd) Business Day, and (ii) any LIBOR Transaction, the second (2nd) London Business Day, in each case, preceding the first day of such Pricing Rate Period.
“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).
“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates) on the related Pricing Rate Determination Date (and, upon conversion of a Transaction from a LIBOR Transaction or an Alternative Rate Transaction to a Prime Rate Transaction pursuant to Article 6(a) or Article 6(b)(i) of this Agreement on the date of the conversion of a Transaction from a LIBOR Transaction or an Alternative Rate Transaction to a Prime Rate Transaction). The Prime Rate shall be determined by Purchaser or its agent which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.
“Prime Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Prime Rate.
“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.
“Prohibited Person” shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; and (iii) that is resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; or (iv) that is, or is owned or controlled by any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.
“Promissory Note” shall mean a note or other evidence of indebtedness of a Borrower under a Mortgage Loan or a Mezzanine Loan.
“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from the applicable Seller hereunder.
“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by the applicable Seller to Purchaser on the applicable Purchase Date, increased by any Purchase Price advances made by Purchaser to such Seller pursuant to Article 3(h) or Article 4(c), decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts applied by Purchaser to reduce the Purchase Price for the Purchased Asset. The Purchase Price for any Purchased Asset as of its Purchase Date shall be set forth in the Confirmation for the related Transaction and shall in no event exceed the product of (i) the Purchase Price Percentage for such Purchased Asset multiplied by (ii) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.
“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by the applicable Seller to Purchaser with respect to such Purchased Asset).
“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by the applicable Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by such Seller to Purchaser (other than Purchased Assets that have been repurchased by such Seller, but in each case including, for the avoidance of doubt, any Sidecar Assets). Any Purchased Asset that is repurchased by the applicable Seller in accordance with this Agreement shall cease to be a Purchased Asset. Unless otherwise specified, any reference to a Purchased Asset which is a Mortgage Loan shall include the Mortgage Loan and any related Mezzanine Loan, if any, that is subject to the same Transaction upon its release pursuant to Article 7(b).
“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.
“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including Custodian or Bailee) pursuant to this Agreement and/or the Custodial Agreement; provided that to the extent that Purchaser waives in writing receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the related Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Purchaser determines in good faith, upon notice to Seller, that such document is necessary or appropriate for the servicing of the applicable Purchased Asset in which case the Seller will deliver such document to Custodian in accordance with Section 2.02(b) of the Custodial Agreement, unless such waiver expressly states that it is a “permanent” waiver of such delivery requirement (in which case no such delivery shall be required).
“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information substantially similar to the Asset Information.
“Purchased Items” shall mean all of the applicable Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:
(i)    the Purchased Assets;
(ii)    the Purchased Asset Documents, the Servicing Rights, the Servicing Agreements, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;
(iii)    the Hedging Transactions entered into with respect to any Purchased Asset to the extent such Hedging Transactions are permitted to be transferred without consent of the applicable counterparty or such consent has been obtained;
(iv)    all related forward trades and takeout commitments placed on the Purchased Assets to the extent such takeout commitments are permitted to be transferred without consent of the applicable counterparty or such consent has been obtained;
(v)    all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;.
(vi)    all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and
(vii)    all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
“Purchaser” shall have the meaning specified in the introductory paragraph hereof.
“Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Mortgage Loan and/or Mezzanine Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.
“Reference Banks” shall mean banks designated by Purchaser, in its sole and absolute discretion, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.
“Register” shall have the meaning specified in Article 20(c).
“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).
“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Lead Seller and Purchaser.
“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (i) the date set forth in the related Confirmation, or if such day is not a Business Day, the immediately following Business Day, as the same may be extended by Purchaser in its sole and absolute discretion, (ii) with respect to any Fixed Rate Asset, the earlier of (x) 364 days after its Purchase Date or (y) the last Business Day of the Availability Period, (iii) with respect to any Sidecar Asset, the date on which the Purchase Price Percentage thereof is reduced to zero, (iv) thirty (30) days after the occurrence of a Future Advance Failure with respect to such Purchased Asset where the applicable litigation has not been dismissed or stayed, (v) the Early Repurchase Date with respect to such Purchased Asset, (vi) the Mandatory Early Repurchase Date with respect to such Purchased Asset, (vii) the Accelerated Repurchase Date and (viii) the Termination Date. Notwithstanding anything to the contrary herein, any Mezzanine Loan that is a Purchased Asset shall be repurchased simultaneously with the repurchase of the related Mortgage Loan.
“Repurchase Obligations” shall have the meaning specified in Article 7(a).
“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to the applicable Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel and any applicable Breakage Costs required to be paid in accordance with the terms of the Transaction Documents) of Purchaser relating to such Purchased Assets to the extent payable by the related Seller pursuant to the Transaction Documents; (iv) any amounts due and payable pursuant to Section 2(c) of the Fee Letter; and (v) any other amounts due and owing by such Seller to Purchaser pursuant to the terms of the Transaction Documents as of such date.
“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.
“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“Responsible Officer” shall mean any executive officer of the applicable Seller Party.
“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority of any jurisdiction in which any Seller Party is located or doing business.
“SEC” shall have the meaning specified in Article 24(a).
“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.
“Seller Financing Statements” shall have the meaning specified in Article 3(b).
“Seller Party” shall mean, collectively or individually, as the context may require, Sellers, Originators and Guarantor.
“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan or a Mezzanine Loan; provided that any pari passu Senior Note is the controlling note. A Senior Note shall not be junior to any other Promissory Note secured by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Note in a Mezzanine Loan shall not be deemed junior to a Senior Note in the related Mortgage Loan to the extent that such Senior Notes collectively are not junior to any other Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property).
“Senior Participation Interest” shall mean a senior or pari passu senior participation interest in a Mortgage Loan or a combination of a Mortgage Loan and a related Mezzanine Loan (such Mortgage Loan or combination of Mortgage Loan and related Mezzanine Loan, a “Participated Loan”) that is either (i) the controlling participation interest in such Participated Loan or (ii) if approved by Purchaser in its sole and absolute discretion based on relevant facts and/or circumstances, a non-controlling participation interest in such Participated Loan, provided that, (A) the Participated Loan was previously a Purchased Asset and was included in a securitization and, if such securitization closes after the date hereof, for which Purchaser or an Affiliate of Purchaser acted as an underwriter or structuring agent (where such non-controlling Senior Participation Interest represents a portion of such Participated Loan that is not being included in such securitization); (B) control is required to be in the securitization to satisfy the reinvestment criteria for such securitization in connection with the inclusion of a portion of the Purchased Asset in such securitization; (C) the Maximum Purchase Price Percentage of the Purchased Asset as of the applicable Purchase Date may, in Purchaser’s sole and absolute discretion, be reduced in accordance with the Pricing Matrix and the related Confirmation; (D) any non-controlling Senior Participation Interest may only continue to be an Eligible Asset until the nine (9) months anniversary of such non-controlling Senior Participation Interest becoming a Purchased Asset; and (E) the aggregate outstanding Purchase Price with respect to non-controlling Senior Participation Interests does not at any time exceed 10% of the Maximum Facility Purchase Price; and (F) the Participated Loan was originated by an Affiliate of Guarantor or a Subsidiary thereof. A Senior Participation Interest shall not be junior to any other participation interest or Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Participation Interest in a Mezzanine Loan shall not be deemed junior to a Senior Participation Interest in the related Mortgage Loan as a result of the subordination of the Mezzanine Loan to the Mortgage Loan).
“Servicers” shall mean, collectively or individually, as the context may require, (i) with respect to any Purchased Asset which is a Floating Rate Asset, Situs Asset Management LLC, and (ii) with respect to any Purchased Asset which is a Fixed Rate Asset, Wells Fargo Bank, National Association, and each of their respective successors-in-interest, or any other servicer approved by Purchaser in its reasonable discretion; provided, that after the occurrence and during the continuance of an Event of Default, Purchaser may designate one or more Servicers in its sole and absolute discretion.
“Servicer Letter” shall have the meaning specified in Article 29(e).
“Servicing Agreements” shall mean, collectively or individually, as the context may require, (i) with respect to any Purchased Asset which is a Floating Rate Asset, that certain Servicing Agreement, dated as of January 18, 2018, between Situs Asset Management LLC and Guarantor, as modified by that certain Joinder to Servicing Agreement dated as of March 15, 2019, among Situs Asset Management LLC, Guarantor and Floating Rate Seller (as such agreement relates to Additional Owner Assets (as defined therein) only), (ii) with respect to any Purchased Asset which is a Fixed Rate Asset, that certain Servicing Agreement, dated as of August 10, 2017, between Wells Fargo Bank, National Association and Fixed Rate Originator (as successor-in-interest to BSPRT Finance, LLC), as modified by that certain Joinder to Servicing Agreement dated as of March 15, 2019, among Wells Fargo Bank, National Association, Fixed Rate Originator and Fixed Rate Seller (as such agreement relates to Additional Owner Assets (as defined therein) only), and (iii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by any Seller and any Servicer, in each case, as the same may be amended, modified, supplemented and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.
“Servicing Records” shall have the meaning specified in Article 29(f).
“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.
“Sidecar Asset” shall mean any Purchased Asset financed under a Sidecar Facility.
“Sidecar Facility” shall have the meaning specified in the Fee Letter.
“Sidecar Facility Fee” shall have the meaning specified in the Fee Letter.
“Significant Modification” shall mean:
(i)    any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of scheduled principal and interest payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), other than (A) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (B) for which there is no material lender discretion;
(ii)    any release of collateral (other than collateral that was not attributed value in connection with origination) or any acceptance of substitute or additional real property or other material collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than (a) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion;
(iii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;
(iv)    any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than (A) pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and (B) for which there is no material lender discretion; and
(v)    any foreclosure or exercise of any material remedies under a Purchased Asset (or related Mortgage Loan, as applicable);
provided that, non-material, administrative or ministerial modifications or actions with either de minimis or no economic effect on the value of the related Purchased Asset or related Mortgaged Property, including, without limitation, budgets, utilization of reserves or the release thereof (A) pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan and/or Mezzanine Loan, as applicable) and (B) for which there is no material lender discretion, approval of escrows and bonding amounts for mechanics’ or materialmen’s liens, tax abatements or tax challenges, shall not be considered a Significant Modification.
“Spread” shall have the meaning specified in the Fee Letter.
“Spread Adjustment” shall have the meaning specified in the Fee Letter.
“SIPA” shall have the meaning specified in Article 24(a).
“Structuring Fee” shall have the meaning specified in the Fee Letter.
“Subsidiary” shall mean, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term-out Period” shall mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Availability Period and the beginning of such extension period and (ii) ending on the Termination Date, as the same may be extended pursuant to Article 3(g).
“Term-out Period Extension Conditions” shall have the meaning specified in Article 3(g).
“Termination Date” shall mean (i) the date of the expiration of the Availability Period or (ii) such later date as may be in effect pursuant to Article 3(g).
“Termination Date Extension Fee” shall have the meaning specified in the Fee Letter.
“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.
“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction and, if applicable, a mezzanine endorsement thereto.
“Transaction” shall mean a Transaction, as specified in Article 1.
“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreements, the Servicer Letters, the Account Control Agreements, the Pledge Agreements, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction, each of the foregoing as they may be amended, restated, supplemented or modified from time to time.
“Trust Receipt” shall have the meaning specified in the Custodial Agreement.
“UCC” shall have the meaning specified in Article 7(b).
“UCC Filing Jurisdiction” shall mean, the State of Delaware.
“UCC Financing Statement” shall mean the Seller Financing Statements or the Originator Financing Statements, individually or collectively as the context may require.
“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which any Seller intends to request a Transaction, all information Known to such Seller after making reasonable inquiries and exercising reasonable care and diligence used by a prudent commercial real estate lender in determining whether to originate or acquire the Purchased Asset in question that (i) would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a material defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)) Known by such Seller that a prudent commercial real estate lender would use in determining whether to originate or acquire the Purchased Asset in question.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 32(d) hereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Wet Purchased Asset” shall mean an Eligible Asset which the related Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian.
The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.
ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION
(a)    Entry into Transactions. During the Availability Period, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor on the Purchase Date specified in the related Confirmation by wire transfer of immediately available funds to an account of the related Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.
(b)    Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction (or express waiver by Purchaser in writing), immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser in its sole and absolute discretion:
(i)    Delivery of Documents. The following documents, shall have been delivered to Purchaser:
(A)    this Agreement, duly completed and executed by each of the parties hereto;
(B)    the Fee Letter, duly completed and executed by each of the parties thereto;
(C)    the Custodial Agreement, duly completed and executed by each of the parties thereto;
(D)    the Account Control Agreements, duly completed and executed by each of the parties thereto;
(E)    the Guaranty, duly completed and executed by each of the parties thereto;
(F)    the Servicing Agreements, duly completed and executed by each of the parties thereto;
(G)    the Servicer Letters, duly completed and executed by each of the parties thereto;
(H)    the Pledge Agreements, duly completed and executed by each of the parties thereto;
(I)    [reserved];
(J)    any and all consents and waivers applicable to each Seller or to the Purchased Assets generally;
(K)    a power of attorney from each Seller substantially in the form of Exhibit IV hereto, duly completed and executed, provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occurred and is continuing;
(L)    a UCC financing statement with respect to each Seller for filing in the applicable UCC Filing Jurisdiction, naming such Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (the “Seller Financing Statements”);
(M)    a UCC financing statement with respect to each Originator for filing in the applicable UCC Filing Jurisdiction, naming such Originator as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Pledged Collateral (the “Originator Financing Statements”);
(N)    opinions of outside counsel to the Seller Parties in form and substance reasonably acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors (including with respect to the inclusion of Mezzanine Loans as Purchased Assets));
(O)    for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and
(P)    all such other and further documents and documentation as Purchaser shall reasonably require.
(ii)    Reimbursement of Costs and Expenses. Sellers shall have paid, or reimbursed Purchaser for, all costs and expenses, including but not limited to reasonable legal fees and disbursements of outside counsel, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith.
(iii)    Payment of Fees. Purchaser shall have received payment from Sellers of the Structuring Fee required to be paid on the Closing Date.
(c)    Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction (or express waiver by Purchaser in writing) of the following further conditions precedent to the satisfaction of Purchaser:
(i)    Maximum Facility Purchase Price. The sum of (x) the aggregate outstanding Purchase Price for all prior outstanding Transactions (including, for the avoidance of doubt, Sidecar Assets) and (y) the requested Purchase Price for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof.
(ii)    Notice and Confirmation. The applicable Seller shall have:
(A)    no less than ten (10) Business Days prior to the requested Purchase Date, given written notice to Purchaser of the proposed Transaction;
(B)    within a time prior to the proposed Purchase Date acceptable to Purchaser delivered to Purchaser (not to exceed ten (10) Business Days prior to the requested Purchase Date) a completed draft confirmation substantially in the form of Exhibit II hereto (a “Confirmation”) and stating whether the related Eligible Asset is proposed to be a Sidecar Asset. The Confirmation shall be signed on or prior to the Purchase Date by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller or at all. Any Confirmation with respect to a Sidecar Asset shall include a certification that such Seller expects, in its good faith judgment as of the related Purchase Date, to include such Sidecar Asset in a securitization transaction or to refinance such Sidecar Asset through a participation, syndication, sale of an A-note or other refinancing transaction on or before the expiration of the applicable Sidecar Facility;
(C)    with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and
(D)    concurrently with the execution of the Confirmation with respect to the proposed Transaction by Purchaser, paid to Purchaser the Pre-Purchase Legal/Due Diligence Review Fee with respect to each asset proposed to be subject to such Transaction, provided that, if Purchaser approves an Eligible Asset but Seller decides for any reason not to enter into a Transaction with respect to such Eligible Asset, the Pre-Purchase Legal/Due Diligence Review Fee shall be due and payable upon request by Purchaser.
(iii)    Delivery to Custodian. The applicable Seller shall have delivered to Custodian, (A) with respect to each Eligible Asset to be sold to Purchaser, the applicable Custodial Delivery and (B) with respect to each Eligible Asset other than a Wet Purchased Asset or any other Purchased Asset for which such Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement, the related Purchased Asset File, in each case, in accordance with the procedures and time frames set forth in the Custodial Agreement.
(iv)    Bailee Trust Receipt. With respect to any Wet Purchased Asset or any other Purchased Asset for which the related Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement, the related Bailee shall have issued to Purchaser a Bailee Trust Receipt.
(v)    Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by the related Seller. Purchaser shall inform such Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.
(vi)    Countersigned Confirmation. Purchaser shall have delivered to the applicable Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above.
(vii)    No Default. No Default or Event of Default shall have occurred and be continuing or will occur immediately after giving effect to the pending Transaction.
(viii)    No Material Adverse Effect. No event shall have occurred and be continuing which has, or would have, a Material Adverse Effect both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof.
(ix)    Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exceptions Report is attached.
(x)    Representations and Warranties. The representations and warranties made by Sellers in Article 10 (other than those contained in Article 10(w) relating to Purchased Assets subject to other Transactions) shall be true, correct, complete and accurate on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof.
(xi)    Acknowledgement of Applicable Servicer. Purchaser shall have received from the applicable Servicer a written acknowledgement (which may be in the form of an email) that each applicable Eligible Asset to be sold to Purchaser will be serviced in accordance with the applicable Servicing Agreement as of the related Purchase Date.
(xii)    No Margin Deficit. No unsatisfied Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.
(xiii)    Receipt of Trust Receipt. Purchaser shall have received from Custodian on each Purchase Date (other than with respect to a Wet Purchased Asset or any other Purchased Asset for which the related Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement) a Trust Receipt accompanied by an Asset Schedule and Exceptions Report (as defined in the Custodial Agreement) with respect to such Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of such Eligible Assets to be purchased hereunder on such Purchase Date.
(xiv)    Seller Release Letter. Purchaser shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.
(xv)    No Change in Law. Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.
(xvi)    Repurchase Date. The Repurchase Date for such Transaction is not later than the Termination Date.
(xvii)    Security Interest. The applicable Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets.
(xviii)    Availability Period. The related Purchase Date occurs during the Availability Period.
(xix)    Know Your Customer and Sanctions Diligence. The applicable Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion. Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to Sellers, Guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.
(xx)    True Sale. If such Purchased Asset is acquired by the related Seller from any Affiliate of such Seller other than, for as long as the applicable Pledge Agreement is in full force and effect, the applicable Originator, then such Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to Purchaser with respect to the transfer of such Purchased Asset to such Seller from such Affiliate.
(xxi)    Sidecar Facility Fee. If the proposed Eligible Asset is a Sidecar Asset, Purchaser shall have received payment from the applicable Seller of the applicable Sidecar Facility Fee.
(xxii)    Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests) as Purchaser shall have reasonably required.
(d)    Early Repurchase. The applicable Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(i)    no later than five (5) Business Days prior to such Early Repurchase Date (except if such Early Repurchase Date is in connection with curing a Margin Deficit, Default, Event of Default, breach of representation or in connection with any of the events in Article 6 having occurred, in which case same Business Day written notice prior to 12:00 noon shall be required), such Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;
(ii)    no Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default is cured contemporaneously with such repurchase;
(iii)    no Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Early Repurchase Date takes place no later than the fifth (5th) Business Day after the occurrence of such Event of Default and such Event of Default is cured contemporaneously with such repurchase;
(iv)    on such Early Repurchase Date, such Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to such Seller or its designated agent of such Purchased Asset;
(v)    any Margin Deficit is cured contemporaneously with such early repurchase; and
(vi)    on such Early Repurchase Date, such Seller pays to Purchaser the Exit Fee, if any, for such Purchased Asset.
(e)    Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller (or such Seller’s designee) of the Purchased Assets being repurchased along with any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit such Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing unless (i) the conditions specified in Article 3(d)(iii) are satisfied or (ii), so long as Purchaser has not enforced remedies hereunder pursuant to Article 14(b)(ii)(D), such Purchased Asset is repaid in full (with respect to any Mezzanine Loan, such repayment shall include the Mezzanine Loan and the related Mortgage Loan) by the Borrower thereunder and Purchaser receives for application in accordance with Article 5(f) an amount equal to the greater of (i) the Repurchase Price of such Purchased Asset and (ii) one hundred percent (100%) of such Principal Payment.
(f)    Availability Period Extensions. (1) Upon the written request of the applicable Seller and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Availability Period Extension Conditions”) shall have been satisfied, Purchaser may agree to extend the then-current Availability Period (each, a “Current Availability Period”) for a period, in each case, not to exceed twelve (12) months from the expiration date of the Current Availability Period (each, an “Availability Period Extension”). Purchaser may approve or disapprove any request for an Availability Period Extension in its sole and absolute discretion; provided that, if Purchaser does not approve such request for an Availability Period Extension in writing within ten (10) Business Days after the date of such written request by such Seller, such request for an Availability Period Extension shall be deemed disapproved.
(i)    For purposes of this Article 3(f), the Availability Period Extension Conditions shall be deemed to have been satisfied if:
(A)    The applicable Seller shall have delivered to Purchaser written notice of its request to extend the then-current Current Availability Period at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the expiration of such Current Availability Period.
(B)    Purchaser shall have received, on or before the expiration of the then-current Current Availability Period, payment from such Seller, as consideration for Purchaser’s agreement to extend the then Current Availability Period, of an Availability Period Extension Fee;
(C)    no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the expiration of such Current Availability Period; and
(D)    all representations and warranties (except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation) made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate as of the expiration of such Current Availability Period.
(g)    Term-out Period Extensions. (1) In the event that Purchaser does not agree to extend any Current Availability Period in accordance with Article 3(f), provided that all of the extension conditions listed in clause (ii) below (collectively, the “Term-out Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the then-current Termination Date (each, a “Current Termination Date”) by, in each case, twelve (12) months from the Current Termination Date. Notwithstanding anything to the contrary herein, in no event shall the Termination Date be extended more than two (2) times pursuant to this Article 3(g).
(i)    For purposes of this Article 3(g), the Term-out Period Extension Conditions shall be deemed to have been satisfied if:
(A)    The applicable Seller shall have delivered to Purchaser written notice of its request to extend the then-current Current Termination Date at least thirty (30) but not more than one hundred twenty (120) days prior to such Current Termination Date, which notice must contain a certification that such Seller has determined in good faith that (x) market conditions are not economically favorable for the securitization of the Purchased Assets on or prior to such Current Termination Date or (y) there is not a viable securitization execution available to Seller on or prior to such Current Termination Date;
(B)    Purchaser shall have received, on or before the then-current Current Termination Date, payment from such Seller of a Termination Date Extension Fee;
(C)    no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of such Current Termination Date; and
(D)    all representations and warranties (except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation) made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate as of such Current Termination Date.
(h)    Future Advances. (1) In connection with the making of a future advance to the Borrower under a Future Advance Purchased Asset, the related Seller may request an increase in the Purchase Price of such Future Advance Purchased Asset; provided that (A) each such increase request shall be for an amount of not less than $500,000 and (B) such Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any thirty (30) day period. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given or denied at Purchaser’s sole and absolute discretion.
(i)    If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:
(A)    at least ten (10) Business Days prior to the requested Purchase Price increase date, such Seller shall have requested such increase in writing (which request may be in the form of a draft amended and restated Confirmation described in subclause (C) below for the applicable Transaction) and delivered to Purchaser copies of all documentation submitted by Borrower in connection with the applicable future advance;
(B)    Purchaser shall have determined to its satisfaction that (1) there is no monetary or material non-monetary default then existing or likely to occur under such Purchased Asset, and (2) all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or waived by Purchaser in writing;
(C)    delivery by such Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller (provided, however, that Purchaser shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller), and delivery by Purchaser to such Seller of a countersigned copy of such amended and restated Confirmation;
(D)    immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price of the related Purchased Asset shall not exceed (x) the Margin Amount of such Purchased Asset and (y) in the case of a Sidecar Asset, the amount of the related Sidecar Facility with respect to such Sidecar Asset;
(E)    immediately after giving effect to the requested Purchase Price increase, the sum, without duplication, of (x) the aggregate outstanding Purchase Price for all outstanding Transactions (including, for the avoidance of doubt, in respect of Sidecar Assets) and (y) the requested Purchase Price increase shall not exceed an amount equal to the Maximum Facility Purchase Price;
(F)    no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;
(G)    no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur immediately after giving effect to such Purchase Price increase;
(H)    no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase; and
(I)    all representations and warranties (except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation) made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(J)    on or prior to the related Purchase Price increase date, Purchaser shall have received a written certification by the applicable Seller stating that all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied (which may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (C) above); and
(K)    such Seller shall have delivered to Purchaser evidence that all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions) and such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole and absolute discretion.
(ii)    Upon the satisfaction (or express waiver by Purchaser in writing) of all conditions set forth in Article 3(h)(ii) as determined by Purchaser, in its sole and absolute discretion, Purchaser shall transfer the amount of the Purchase Price increase to an account of the applicable Seller or, if such increase is being funded on the same day as the future advance is being made to the related Borrower, directly to the Borrower, the applicable Servicer or any title company, settlement agent or other Person, as agreed to by Purchaser and such Seller.
Sellers acknowledge and agree that, with respect to any Future Advance Purchased Asset and whether or not Purchaser advances any additional Purchase Price hereunder, the applicable Seller shall advance, as and when required under the related Purchased Asset Documents, any and all future advance obligations and commitments thereunder, provided that this covenant will not be deemed breached until a Future Advance Failure occurs and the related litigation has not been dismissed or stayed within thirty (30) days.
(i)    Mandatory Early Repurchase. If the Market Value of any Purchased Asset is reduced, or is deemed reduced, to zero, then Purchaser may after the applicable period set forth in Article 4 for Sellers to satisfy any related Margin Call has expired, in its sole and absolute discretion, deliver written notice to the applicable Seller requiring the repurchase of such Purchased Asset within two (2) Business Days after such written notice (such date, a “Mandatory Early Repurchase Date”).
ARTICLE 4

MARGIN MAINTENANCE
(a)    Purchaser may, at its option in its sole and absolute discretion, re-determine the Market Value for any Purchased Asset in accordance with the definition of Market Value. If there exists a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by notice to Sellers substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Sellers to make a cash payment in reduction of the Repurchase Price of such Purchased Asset so that after giving effect to such payment, no Margin Deficit shall exist or be deemed to exist with respect to such Purchased Asset.
(b)    If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 12:00 noon (New York City time), Sellers shall cure the related Margin Deficit as provided in Article 4(a) by no later than 5:00 p.m. (New York City time) on the next succeeding Business Day. For the avoidance of doubt, if a Margin Call is given by Purchaser under Article 4(a) on any Business Day after 12:00 noon (New York City time), such Margin Call shall be considered given prior to such time on the immediately following Business Day.
(c)    From time to time, if (i) the Market Value of one or more Purchased Assets has been reduced and (ii) the event that resulted in such reduction in Market Value has been cured or otherwise remedied such that the Margin Amount for such Purchased Assets exceeds the Repurchase Price for such Purchased Assets as determined by Purchaser in accordance with the terms hereof (the amount of such excess, the “Margin Excess”), then Purchaser may, in its sole and absolute discretion, consider a request from Seller to transfer cash to Seller in an amount up to such Margin Excess, and such transfer shall be reflected as an increase in the outstanding Purchase Price of such Purchased Asset. Any such transfer of cash by Purchaser shall be limited to once per calendar quarter and subject to the following conditions:
(i)    the transfer is in an amount that is at least equal to $1 million;
(ii)    immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price of the related Purchased Asset shall not exceed (x) the Margin Amount of such Purchased Asset and (y) in the case of a Sidecar Asset, the amount of the related Sidecar Facility with respect to such Sidecar Asset;
(iii)    immediately after giving effect to the requested Purchase Price increase, the sum, without duplication, of (x) the aggregate outstanding Purchase Price for all outstanding Transactions (including, for the avoidance of doubt, in respect of Sidecar Assets) and (y) the requested Purchase Price increase shall not exceed an amount equal to the Maximum Facility Purchase Price;
(iv)    no event shall have occurred which has, or would reasonably be expected to have a Material Adverse Effect;
(v)    no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;
(vi)    no Margin Deficit Event shall exist immediately prior to or after giving effect to the requested Purchase Price increase (other than any Margin Deficit Event that would be cured as a result of the application of proceeds of such Purchase Price increase as directed by Seller); and
(vii)    all representations and warranties (except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation) made by any Seller Party in the Transaction Documents shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(d)    The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for any Seller.
ARTICLE 5

PAYMENTS; COLLECTION ACCOUNTS
(a)    Unless otherwise mutually agreed in writing, all transfers of funds to be made by any Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.
(b)    All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Lead Seller in writing), not later than 2:00 p.m. (New York City time)(or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).
Bank Name:        Bank of New York Mellon
Address:        New York, NY
ABA Number:     021-000-018
DDA Number:        GLA 111569 BHQ
Account Name:     BBPLC LNBR Firm Cash W/H Gest USD
Reference:        Benefit Street Repo Warehouse
Attention:         Whole Loan Operations
(c)    Concurrently with the execution and delivery of this Agreement, each Seller shall establish a segregated interest bearing deposit account in its name, for the benefit of Purchaser, at Account Bank (each, a “Collection Account”). Each Collection Accounts shall be subject to an Account Control Agreement in favor of Purchaser.
(d)    Each Seller shall cause the applicable Servicer to promptly remit all Income in respect of the Purchased Assets sold by such Seller to Purchaser directly into the applicable Collection Account (or, to the extent set forth in the related Servicing Agreement, as modified by the related Servicer Letter, a Servicer-maintained account) no later than two (2) Business Days after receipt thereof; provided that, if such Servicer receives Income after (x) with respect to Wells Fargo Bank, National Association, 3:00 p.m. (New York City time), or (y) with respect to Situs Asset Management LLC, 2:00 p.m. (New York City time), on any Business Day, such Income shall be deposited into the applicable Collection Account (or, to the extent set forth in the related Servicing Agreement, as modified by the related Servicer Letter, a Servicer-maintained account) no later than the third (3rd) Business Day after receipt thereof. To the extent that Income in respect of the Purchased Assets is deposited by Servicer into a Servicer-maintained account, then no later than two (2) Business Days prior to each Remittance Date, the applicable Seller shall cause the applicable Servicer to remit all such Income from such Servicer-maintained account to the Collection Account. In furtherance of the foregoing, each Seller shall cause the applicable Servicer to execute and deliver a Servicer Letter in accordance with Article 29(e). If any Seller Party or any Affiliate thereof (other than a Servicer) shall receive any Income with respect to a Purchased Asset other than by remittance from the applicable Collection Account in accordance with the following sentence, such party shall (and the applicable Seller shall cause such party to) promptly (and in any case within two (2) Business Days after receipt thereof) remit such amounts directly into the applicable Collection Account. Amounts in each Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).
(e)    So long as no Event of Default shall have occurred and be continuing, Account Bank shall remit (witch remittance may be made on each Business Day) all amounts in each Collection Account to, or at the direction of, the applicable Seller. Notwithstanding the foregoing, to the extent any Principal Payment is made in reduction of any Purchased Asset, the applicable Seller shall pay to Purchaser for application in reduction of the outstanding Purchase Price of such Purchased Asset (and shall not permit Account Bank to remit from the applicable Collection Account to any Seller or any other Person (other than Purchaser), and shall cause Account Bank to promptly (but in no event later than two (2) Business Days after receipt of such Principal Payment by the applicable Servicer) remit such amount to Purchaser) an amount equal to the product of (x) such Principal Payment multiplied by (y) the Purchase Price Percentage for such for such Purchased Asset as of the date of the receipt of such Principal Payment by such Servicer.
(f)    Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice (which, to the extent withdrawal is not prohibited (and accepted by Account Bank) pursuant to the applicable Account Control Agreement, Purchaser shall promptly withdraw upon the cure of such Event of Default in accordance with this Agreement), Account Bank shall cease remitting funds to, or at the direction of, any Seller pursuant to Article 5(e) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the applicable Collection Account as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion; provided, that the excess, if any, of such deposits over the amount of the Repurchase Obligations then outstanding under the Transaction Documents (excluding obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be, unless Purchaser determines, in its reasonable discretion, that any such obligations are likely to arise) shall promptly be remitted to Sellers.
(g)    On each Remittance Date, Sellers shall pay to Purchaser all accrued and unpaid Purchase Price Differential as of such Remittance Date.
(h)    Except as expressly set forth in this Agreement, any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole and absolute discretion.
ARTICLE 6

REQUIREMENTS OF LAW; ALTERNATIVE RATE
(a)    Requirements of Law. (1) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions as contemplated by the Transaction Documents, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the next Remittance Date or on such earlier date as may be required by law or (C) to accrue Purchase Price Differential based on the Applicable Index, then each Transaction then outstanding shall be converted automatically to, in the case of each LIBOR Transaction, a Prime Rate Transaction (or, to the extent then available, the Alternative Rate) and, in the case of each Alternative Rate Transaction, a Prime Rate Transaction (or, to the extent then available, a different Alternative Rate), in each case on the next Pricing Rate Determination Date or within such earlier period as may be required by law. In exercising its rights under this Article 6(a)(i), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser.
(i)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:
(A)    shall subject Purchaser to Tax with respect to the Transaction Documents, any Purchased Asset or any Transaction (other than (x) Indemnified Taxes and (y) Excluded Taxes);
(B)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Applicable Index hereunder; or
(C)    shall impose on Purchaser any other condition (excluding, for the avoidance of doubt, any Tax);
and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser, in the exercise of its reasonable business judgment, deems to be material, of entering into, continuing or maintaining Transactions or to reduce in any material respect any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Sellers shall promptly pay Purchaser, upon its written demand (but in no event less than thirty (30) days’ prior notice), any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error. In exercising its rights under this Article 6(a)(ii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
(ii)    If Purchaser shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Sellers of a written request therefor upon not less than thirty (30) days’ prior notice, Sellers shall pay to Purchaser such additional amount or amounts as necessary to compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error. In exercising its rights under this Article 6(a)(iii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.
(b)    Alternative Rate. If on or prior to the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Purchaser shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Sellers absent manifest error) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Applicable Index for such Pricing Rate Period, (ii) the Applicable Index is likely to, or has, become unavailable or become an inappropriate index for the calculation of floating rates on loans, or (iii) the Applicable Index is no longer the industry standard floating rate index, Purchaser shall give notice thereof to Sellers as soon as practicable thereafter. Such notice, if given, shall set forth the affected Transactions, the floating rate index selected by Purchaser that Purchaser intends to use as an alternative to the Applicable Index for Sellers and similarly situated counterparties covered by the same group within Purchaser (the “Alternative Rate”). If such notice is given, each affected Transaction shall be converted automatically to an Alternative Rate Transaction with its Pricing Rate determined with reference to the Alternative Rate set forth in such notice.
ARTICLE 7

SECURITY INTEREST
(a)    Purchaser and Sellers intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Sellers secured by the Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes and accounting purposes described in Article 23(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by any Seller of all of such Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Each Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:
(i)    the Collection Accounts and all monies from time to time on deposit in the Collection Accounts and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and
(ii)    the Purchased Items.
(b)    Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations (other than obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be), provided that, so long as no Event of Default shall have occurred and be continuing (other than in connection with a repurchase described in the proviso to Article 3(e)), Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor. Upon such satisfaction and upon request by any Seller, Purchaser shall, at such Seller’s sole expense, deliver to such Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to such Seller and reconvey the Purchased Items to such Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at the applicable Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to such Seller upon completion thereof, and (ii) such Seller shall from time to time take such further actions as may be requested by Purchaser in its sole and absolute discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Sellers.
(c)    Each Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest in Article 7(a), and in the event that any Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, each Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.
(d)    Each Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.
ARTICLE 8

TRANSFER AND CUSTODY
(a)    On the Purchase Date for each Transaction, ownership of the related Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian and/or the Bailee) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller (or an account directed by Seller) specified in the Confirmation relating to such Transaction.
(b)    Each Seller shall deposit the Purchased Asset Files representing the Purchased Assets sold by it, or direct that such Purchased Asset Files be deposited directly (including, with respect to any Wet Purchased Asset or any other Purchased Asset for which such Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement, by the Bailee), with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Purchaser as the owner thereof. Each Seller or its designee shall maintain a copy of the Purchased Asset File Files representing the Purchased Assets sold by it and the originals of such Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by the applicable Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of each Seller or its designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Purchaser. Each Seller or its designee (including the Custodian or, in the case of any Wet Purchased Asset or any other Purchased Asset for which such Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement, the Bailee) shall release its custody of any Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.
(c)    From time to time, the applicable Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.
ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
(a)    Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging, at Purchaser’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion in conformity with the terms and conditions of the Purchased Asset Documents; provided that, unless an Event of Default has occurred and is continuing, without the prior written consent of Seller, (i) Purchaser may not engage in repurchase transactions or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to any Disqualified Institutions, (ii) Sellers shall only be required to interface with Purchaser, an Affiliate of Purchaser or an Approved Fund with respect to this Agreement and the Transactions hereunder and Purchaser, such Affiliate or such Approved Fund shall have all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement and (iii) no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to the applicable Seller pursuant to Article 3 or of Purchaser’s obligation to apply amounts to the Repurchase Obligation in accordance with Article 5 or otherwise affect the rights, obligations and remedies of any party to this Agreement.
(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by any Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of any Seller or any Affiliate of any Seller.
ARTICLE 10

REPRESENTATIONS AND WARRANTIES
Each seller represents and warrants to Purchaser as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:
(a)    Organization. Each Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(b)    Authority. Each Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.
(c)    Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller, for good and valuable consideration.
(d)    Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(e)    Approvals and Consents. No consent, approval or other action of, or filing by, any Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).
(f)    Licenses and Permits. Each Seller is duly licensed, qualified and in good standing (to the extent such concept exists in such jurisdiction) in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for (i) the transaction of such Seller’s business and (ii) the performance of its obligations under this Agreement and any other Transaction Document to which it is a party, except in the case of the foregoing clause (i), where the failure to be so licensed, qualified or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller has all material licenses, permits and other consents that are necessary, for the acquisition, origination (if applicable), ownership or sale of any Purchased Assets or other Purchased Items.
(g)    [Reserved].
(h)    Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by any Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by such Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of such Seller, (ii) any agreement by which such Seller is bound or to which any assets of such Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to such Seller, or (iv) any Requirement of Law applicable to Seller.
(i)    Litigation/Proceedings. As of the date hereof and as of the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation of which any Seller has Knowledge or arbitration pending or, to the Knowledge of any Seller, threatened in writing against any Seller Party, or any of their respective assets or revenues that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an aggregate amount greater than the applicable Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(j)    No Outstanding Judgments. Except as otherwise disclosed in writing to Purchaser, there are no judgments against any Seller unsatisfied of record or docketed in any court located in the United States of America which, in the aggregate (x) require the payment of money in an amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.
(k)    No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.
(l)    Compliance with Law. Each Seller is in compliance in all material respects with all Requirements of Law (other than any Requirements of Law expressly covered elsewhere in this Article 10). Except as disclosed in writing to Purchaser, no Seller Party or any Subsidiary thereof is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority which default, in the aggregate (x) is with respect to any amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.
(m)    Acting as Principal. Each Seller is engaging in the Transactions as principal.
(n)    No Broker. No Seller has dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset to Purchaser pursuant to any of the Transaction Documents.
(o)    No Default. As of the date of this Agreement and as of each Purchase Date, no Default has occurred and is continuing which has not been disclosed to Purchaser in writing. At all times while this Agreement and any Transaction thereunder is in effect, no Event of Default or, to any Seller’s Knowledge, Default has occurred and is continuing which has not been disclosed to Purchaser in writing.
(p)    [Reserved].
(q)    No Material Adverse Effect. As of the date hereof and as of the Purchase Date for any Transaction, no Seller had no Knowledge of any actual development, event or other fact that could reasonably be expected to have a Material Adverse Effect.
(r)    No Adverse Selection. No Purchased Asset under this Agreement has been selected by any Seller in a manner different from the manner in which such Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.
(s)    Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document (in each case of the foregoing, other than information of a general economic or industry-specific nature), when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on estimates believed by Sellers to be reasonable on the date as of which such information is stated or certified, it being understood that such projections may vary from actual results and that such variances may be material.
(t)    Financial Information. All written financial data concerning the Seller Parties, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser (in each case, other than financial estimates, forecasts and other forward-looking information, pro forma financial information and information of a general economic or industry-specific nature), when taken as a whole, is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Asset and the other Purchased Items that was prepared by any Seller has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of the Seller Parties or, to the Knowledge of any Seller, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party, which change could reasonably be expected to have a Material Adverse Effect.
(u)    Authorized Representatives. The duly authorized representatives of each Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as each Seller may from time to time deliver to Purchaser.
(v)    Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller’s and each Originator’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Each Seller’s jurisdiction of organization is the State of Delaware. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.
(w)    Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct, except to the extent set forth in the Requested Exceptions Report attached to the related Confirmation.
(x)    Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, except as expressly permitted by the Transaction Documents, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by any Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) the applicable Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) subject to any consent or qualified transferee requirements set forth in the Purchased Asset Documents and disclosed to Purchaser in writing in accordance with the procedures set forth on Exhibit VII prior to the related Purchase Date, such Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of such Seller pursuant to the terms of this Agreement and the other Transaction Documents.
(y)    No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of any Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of any Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of any Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.
(z)    Security Interest Matters.
(i)    The provisions of the Transaction Documents are effective to either (x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income and franchise tax purposes and for accounting purposes) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of the related Seller in, to and under the Collateral.
(ii)    Upon possession by the Custodian or by Bailee pursuant to a Bailee Letter of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of the related Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of such Seller in such Promissory Note or Participation Certificate, as applicable.
(iii)    Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral or the Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements.
(iv)    Upon execution and delivery of the applicable Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the related Collection Account and all funds at any time credited thereto.
(aa)    Solvency; No Fraudulent Transfer. Each Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Each Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of any Seller. As of each Purchase Date, each Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of any Seller to exceed the assets of such Seller, (ii) will not result in any Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond each Seller’s ability to pay as the same mature. Each Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.
(bb)    [Reserved].
(cc)    Investment Company Act. No Seller is required to register as an “investment company,” and no Seller is a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(dd)    Taxes. Each Seller has filed or caused to be filed all required U.S. federal and other material tax returns that to the Knowledge of such Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of such Seller’s assets and, to such Seller’s Knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.
(ee)    ERISA. No Seller or ERISA Affiliate of any Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans. No Seller is, or is using, any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA in connection with any Transaction.
(ff)    Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by the applicable Seller for purposes permitted under such Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by any Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(gg)     No Real Property. No Seller or Subsidiary of any Seller has at any time since its formation held title to any real property.
(hh)    Ownership. Each Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.
(ii)    Insider. No Seller is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.
(jj)    Sanctions; No Prohibited Persons. Each Seller Party and each of their respective Controlled Affiliates is in compliance with Sanctions. No Seller Party or any Controlled Affiliate, nor, to the Knowledge of Seller, any officer, director, partner, member or employee, of any Seller Party or of such Controlled Affiliate, is an entity or person that is, or to any Seller’s Knowledge is acting on behalf of a Prohibited Person. Each Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(jj) shall be construed as requiring Purchaser to conduct any inquiry or decreasing any Seller’s responsibility for its statements, representations, warranties or covenants hereunder.
(kk)    Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and each of their respective Controlled Affiliates has complied with, and is in compliance with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or to any Seller’s Knowledge indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.
ARTICLE 11

NEGATIVE COVENANTS OF SELLERS
On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, no Seller shall, without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion (except as expressly set forth below):
(i)    subject to each Seller’s right to repurchase any Purchased Asset, take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;
(ii)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;
(iii)    create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;
(iv)    create, incur, assume or permit to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause such Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;
(v)    enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of such Seller’s business after the repurchase thereof in accordance with this Agreement);
(vi)    permit a Change of Control;
(vii)    permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Borrower to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents or with Purchaser’s written consent);
(viii)    consent or assent to any Significant Modification other than in accordance with Article 29 and the applicable Servicer Letter;
(ix)    permit the organizational documents or organizational structure (excluding, for avoidance of doubt, reorganizations of Originator’s direct/indirect parents or changes to organizational structure which do not constitute a Change of Control) of such Seller to be amended in any manner determined by Purchaser in its reasonable discretion to be materially adverse to Purchaser without the prior written consent of Purchaser (provided that, for this purpose any amendment of the provisions of any Seller’s limited liability company agreement entitled “Purposes,” “Limitations on the Company’s Activities,” “Independent Manager,” “Assignments,” “Resignation,” “Admission of Additional Members,” “Dissolution” and “Amendments” and any change of any Seller’s certificate of formation (other than any such change which complies with Article 12(a)(v)) or jurisdiction of organization shall be deemed material);
(x)    after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller;
(xi)    acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest is a Purchased Asset hereunder;
(xii)    use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and
(xiii)    directly, or through a Subsidiary, acquire or hold title to any real property.
ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLERS
On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:
(a)    Seller Notices.
(i)    Material Adverse Effect. Each Seller shall promptly after obtaining Knowledge thereof notify Purchaser of any event that it reasonably believes to have a Material Adverse Effect; provided, however, that nothing in this Article 12 shall relieve such Seller of its obligations under this Agreement.
(ii)    Default or Event of Default. Each Seller shall, as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.
(iii)    Purchased Asset Matters. Each Seller shall promptly (and in any event not later than three (3) Business Days after obtaining Knowledge thereof) notify Purchaser of (A) any monetary or material non-monetary default or event of default under any Purchased Asset; (B) any facts or circumstances that an institutional asset manager would reasonably expect to cause, or an institutional asset manager would reasonably determine to have caused, a Credit Event with respect to any Purchased Asset or the Market Value of any Purchased Asset to decline; (C) any Purchased Asset that has become a Defaulted Asset; or (D) any Future Advance Failure (without regard to the time period set forth in the definition thereof). In addition, with respect to each Purchased Asset, Seller shall, within three (3) Business Days after approval thereof, notify Purchaser in writing of any lease approved by Seller (or the applicable Servicer upon the direction or with the consent of the applicable Seller) pursuant to the terms of the related Purchased Asset Documents.
(iv)    Other Defaults, Litigation and Judgments. Each Seller shall promptly (and in any event not later than three (3) Business Days after obtaining Knowledge thereof) notify Purchaser of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other material contractual obligation to the extent the obligations in connection with such default under the applicable agreement (1) are at least equal to the Default Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect; and (B) the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in aggregate amount greater than the applicable Litigation Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.
(v)    Corporate Change. Each Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller or any Originator and of any change in any Seller’s or any Originator’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.
(vi)    Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Each Seller shall promptly (and in any event within three (3) Business Days after obtaining Knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(jj) (Sanctions; No Prohibited Persons) and Article 10(kk) (Anti-Corruption and Anti-Money Laundering Laws).
(b)    Reporting and Other Information. Each Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:
(i)    Purchased Asset Information. (A) Within ten (10) Business Days after receipt thereof, copies of property level information made available to such Seller and all other required Borrower or other third-party reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) which such Seller receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time.
(ii)    Monthly Purchased Asset Reports. No later than the thirtieth (30th) day of each month, a summary property performance report certified by such Seller for each Purchased Asset in a form reasonably acceptable to Purchaser, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties) and sales per square foot (for retail properties) for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.
(iii)    Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheet of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, partner capital and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments and the absence of footnotes) (it being agreed that the furnishing of Benefit Street Partners Realty Trust, Inc.’s quarterly report on Form 10-Q for each such fiscal quarter, as filed with the SEC within the time periods specified above, will satisfy the obligations under this Article 12(b)(iii) with respect to such fiscal quarter).
(iv)    Annual Reports. Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor as at the end of such fiscal year and the related consolidated statements of income, partner capital and cash flows for Guarantor for such year, accompanied by an opinion thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern (other than in respect of an upcoming maturity of Indebtedness occurring within one year from the delivery of such opinion or any potential inability to satisfy a financial condition covenant on a future date or in a future period) and shall contain a statement generally to the effect that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year (subject to customary year-end audit adjustments) (it being agreed that the furnishing of Benefit Street Partners Realty Trust, Inc.’s annual report on Form 10-K for each such fiscal year, as filed with the SEC within the time periods specified above, will satisfy the obligations under this Article 12(b)(iv) with respect to such fiscal year).
(v)    Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.
(vi)    Purchased Asset Valuation. Within forty-five (45) days after the end of the third (3rd) quarterly fiscal period of each fiscal year of Guarantor, a third-party valuation of the Purchased Assets performed by a nationally recognized valuation firm, in form and substance substantially similar to the portfolio valuation for Benefit Street Realty Partners Trust, Inc. as of September 30, 2018.
(vii)    Other Documentation. Each Seller shall provide, or shall cause to be provided, to Purchaser, promptly and in any case within ten (10) days after Purchaser’s request therefor, such other documents, reports and information as Purchaser may reasonably request.
(c)    Defense of Purchaser’s Security Interest. Each Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.
(d)    Additional Rights. If any Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by any Seller (other than any Income which such Seller is entitled to receive or direct to parties other than Purchaser pursuant to Article 5), such Seller shall, until such money or property is paid or delivered to Purchaser (or its designee, including the Custodian in accordance with the Custodial Agreement), hold such money or property in trust for Purchaser, segregated from other funds of such Seller, as additional collateral security for the Transactions.
(e)    Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of the applicable Seller, such Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.
(f)    Preservation of Existence; Licenses. Each Seller shall at all times maintain and preserve its legal existence and all of its rights, privileges, licenses, permits and franchises necessary (i) for the operation of its business (including, without limitation, preservation of all lending licenses held by such Seller and of such Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets) and (ii) to protect the validity and enforceability of the Transaction Documents and for its performance under the Transaction Documents, except in the case of the foregoing clause (i), where such failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Agreement. Each Seller shall at all times maintain and preserve all material rights, privileges, licenses, permits and franchises necessary to protect the validity and enforceability of each Purchased Asset.
(g)    Compliance with Transaction Documents. Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.
(h)    Compliance with Other Obligations. Each Seller shall at all times comply (i) with its organizational documents, (ii) in all material respects, with any agreements by which it is bound or to which its assets are subject unless such non-compliance, in the aggregate (x) is with respect to any amount which is less than the Default Threshold or (y) would not be reasonably likely to have a Material Adverse Effect and (iii) in all material respects, with any Requirement of Law.
(i)    Books and Record. Each Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries (in all material respects) shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(j)    Taxes and Other Charges. Each Seller shall pay and discharge all material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which (i) are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount.
(k)    Operations. Each Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof. Each Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by such Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by such Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.
(l)    Responsibility for Fees and Expenses of Third-Parties. Each Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and each Servicer.
(m)    [Reserved].
(n)    Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, the applicable Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance. Any Purchased Asset with respect to which there is a Future Advance Failure shall cease being an Eligible Asset and will be required to be repurchased by such Seller within thirty (30) days if such litigation or other proceeding has not been dismissed or otherwise resolved by the end of such time period.
ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS
On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, each Seller covenants that:
(i)    such Seller shall own no assets, and shall not engage in any business, other than the assets (including, for the avoidance of doubt, Eligible Assets which such Seller intends to propose as Purchased Assets) and transactions specifically contemplated by the Transaction Documents;
(ii)    such Seller shall not make any loans or advances to any Affiliate or third party (other than advances under Eligible Assets and the Purchased Assets to Borrowers) and shall not acquire obligations or securities of its Affiliates (other than in connection with the origination or acquisition of Eligible Assets and Purchased Assets);
(iii)    such Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses, it being understood and acknowledged that Sellers and certain of their Affiliates are externally managed organizations managed by Advisor pursuant to the Advisory Agreement) only from its own assets as the same become due and payable provided that the foregoing shall not require any Person to make any capital contribution to any Seller;
(iv)    such Seller shall comply with the provisions of its organizational documents;
(v)    such Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;
(vi)    such Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law);
(vii)    such Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any Known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other (except for business conducted on behalf of the Seller by Advisor pursuant to the Advisory Agreement);
(viii)    such Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent provided, that the foregoing shall not require any Person to make any capital contribution to any Seller;
(ix)    such Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person (other than with the other Seller in accordance with the Transaction Documents) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others (except as expressly contemplated by the applicable Servicing Agreement or any other Transaction Document);
(x)    such Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person (other than with the other Seller in accordance with the Transaction Documents);
(xi)    such Seller shall not hold itself out to be responsible for the debts or obligations of any other Person (other than with the other Seller in accordance with the Transaction Documents);
(xii)    such Seller shall not, without the prior written consent of its Independent Manager, take any action constituting an Act of Insolvency;
(xiii)    such Seller shall, at all times, have at least one (1) Independent Manager;
(xiv)    such Seller’s organizational documents shall provide (i) that Purchaser be given at least five (5) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that, to the fullest extent permitted by law, any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(xv)    such Seller shall not enter into any transaction with an Affiliate of such Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;
(xvi)    such Seller shall maintain a sufficient number of employees in light of contemplated business operations;
(xvii)    such Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate (it being understood that the Sellers and certain of their Affiliates are externally managed organizations managed by a common Affiliate pursuant to the Advisory Agreement);
(xviii)    such Seller shall not pledge its assets to secure the obligations of any other Person (other than with the other Seller in accordance with the Transaction Documents) other than to Purchaser pursuant to the Transaction Documents;
(xix)    such Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and
(xx)    such Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Eligible Assets and Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred.
ARTICLE 14

EVENTS OF DEFAULT; REMEDIES
(a)    Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:
(i)    Failure to Repurchase or Repay. The applicable Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.
(ii)    Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential; provided, however, no more than two (2) times during any twelve (12) month period Seller may cure such failure within one (1) Business Day if such failure arose solely by reason of an error or omission of an administrative or operational nature and funds were available to Seller to enable it to make such payment when due.
(iii)    Failure to Cure Margin Deficit. Any Seller shall fail to cure any Margin Deficit within the period specified in Article 4.
(iv)    Failure to Remit Principal Payment. Any Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).
(v)    Other Payment Default. Any Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, within five (5) Business Days after such payment becoming due and payable.
(vi)    Negative Acts. Any Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Article 11 (Negative Covenants of Seller) or Article 13 (Single Purpose Entity Covenants); provided, however, that if such failure is susceptible to cure, such Seller fails to cure the same within five (5) Business Days after notice of such breach from Purchaser or such Seller’s Knowledge thereof (provided that, any such breach resulting from the willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure).
(vii)    Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.
(viii)    Admission of Inability to Perform. Any Seller Party shall admit to Purchaser in writing or to any Person in a legal proceeding its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.
(ix)    Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.
(x)    Cross-Default. Any Seller Party shall be in default (beyond any applicable cure periods) under (x) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (y) any other contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (x) and (y), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal the applicable Default Threshold.
(xi)    ERISA. (A) Any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
(xii)    Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;
(xiii)    Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as reasonably determined by Purchaser in good faith.
(xiv)    Material Adverse Effect. Any condition shall exist that constitutes a Material Adverse Effect (other than any such event or circumstance that relates solely to a specific Purchased Asset or that occurs as the result of any waiver, act or omission by Purchaser) as reasonably determined by Purchaser in good faith.
(xv)    Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.
(xvi)    Representation or Warranty Breach. If any representation, warranty or certification (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless the applicable Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time made) made to Purchaser by, or on behalf of, any Seller Party or any Servicer that is an Affiliate of any Seller Party shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated; provided, that, if such breach is susceptible to cure, such Seller fails to cure the same within ten (10) Business Days after notice of such breach to such Seller from Purchaser or such Seller’s Knowledge thereof (provided that, any such breach resulting from the willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure).
(xvii)    Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser in its reasonable discretion.
(xviii)    Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.
(xix)    Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Income received by such Servicer in accordance with Article 5(d).
(xx)    Other Covenant Default. If any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure, then such Person shall have five (5) Business Days after the earlier of written notice to such Person from Purchaser, or such Person’s Knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure), provided, however, that if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within such period and such Person shall have commenced cure within such period and is thereafter diligently and expeditiously proceeding to cure the same, such period shall be extended for such time as is reasonably necessary for such Person, in the exercise of due diligence, to cure such breach or failure to perform, but in no event shall such cure period exceed thirty (30) days after the earlier of notice to such Person, or such Person’s knowledge, of such breach or failure to perform.
(b)    Remedies. If an Event of Default shall occur and be continuing with respect to any Seller, the following rights and remedies shall be available to Purchaser:
(i)    At the option of Purchaser, exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).
(ii)    If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):
(A)    Each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;
(B)    to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to this Article 14);
(C)    the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and
(D)    Purchaser may, upon at least three (3) Business Days’ prior written notice to Seller, (1) sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets (as determined by Purchaser in its sole and absolute discretion in accordance with section 9-610(b) of the UCC, to the extent that the UCC is applicable) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller to Purchaser under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion provided, that the excess, if any, of such proceeds over the amount of the Repurchase Obligations then outstanding under the Transaction Documents (excluding obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be, unless Purchaser determines, in its reasonable discretion, that any such obligations are likely to arise) shall promptly be remitted to Sellers.
(iii)    The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private purchase or sale. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.
(iv)    Each Seller shall be liable to Purchaser and shall indemnify Purchaser for the amount (including, without limitation, in connection with the enforcement of the Transaction Documents) of all actual losses, out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.
(v)    Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Sellers’ obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.
(vi)    Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.
(vii)    Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(c)    Power of Attorney. Seller hereby appoints Purchaser as attorney-in-fact of Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest.
ARTICLE 15
SET-OFF
(a)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, each Seller hereby grants to Purchaser and its Affiliates, after the occurrence and during the continuance of an Event of Default, a right of set-off, without prior notice to any Seller (but, to the extent such notice is not prohibited by applicable law as determined by Purchaser in its commercially reasonable discretion, with prompt notice to the applicable Seller following any set-off, provided that failure to deliver such notice shall not affect the validity of any set-off by Purchaser pursuant to the Transaction Documents), any sum or obligation (whether or not arising under the Transaction Documents, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by any Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to any Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of any Seller and the proceeds therefrom, now or hereafter held or received for the account of any Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).
(b)    Purchaser and its Affiliates are hereby authorized to exercise and enforce their rights granted under Article 15(a), irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
(c)    ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.
ARTICLE 16

SINGLE AGREEMENT
Purchaser and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Purchaser and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
ARTICLE 17

RECORDING OF COMMUNICATIONS
PURCHASER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. PURCHASER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.
ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail, provided that, such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.
ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
ARTICLE 20

NON-ASSIGNABILITY
(a)    No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.
(b)    Purchaser may, with the consent of Lead Seller (such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that Lead Seller’s refusal to consent to an assignment to any Person that is not an Eligible Assignee shall not be deemed unreasonable), at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction; provided, that, no consent of any Seller shall be required if (i) an Event of Default shall have occurred and be continuing at the time of such assignment or (ii)(A) such assignment is to an Affiliate of Purchaser or an Approved Fund and (B) Sellers shall only be required to interface with such Affiliate or such Approved Fund with respect to this Agreement and the Transactions hereunder and such Affiliate or such Approved Fund shall have all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement; provided further that, Lead Seller shall be deemed to have consented to any such assignment (except, for the avoidance of doubt, if the proposed assignee is a Disqualified Institution) unless it shall object thereto by written notice to Purchaser within five (5) Business Days after having received written notice thereof from Purchaser. In connection with any permitted assignment or participation, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Each Seller agrees to reasonably cooperate with Purchaser, at Purchasers sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest, provided, that any such amendments, supplements and other modifications do not increase the obligations or liabilities of the Seller Parties to more than a de minimis extent. In connection with the foregoing, Purchaser shall not assign its rights or sell participations in a manner that would have material adverse tax consequences to Sellers, Guarantor or any other direct or indirect owners (including, without limitation, causing all or any portion of Sellers or Guarantor to be treated as a “taxable mortgage pool” for federal income tax purposes).
(c)    Purchaser, acting solely for this purpose as an agent of Sellers, shall maintain at one of its offices a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of this Agreement. The Register shall be available for inspection by Sellers at any reasonable time and from time to time upon reasonable prior notice. No sale, transfer or assignment pursuant to this Article 20 shall be effective until reflected in the Register.
(d)    If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Sellers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to Sellers or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and Sellers shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary. No participation pursuant to this Article 20 shall be effective until reflected in the Participant Register.
(e)    Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
ARTICLE 21

GOVERNING LAW
THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE 22

WAIVERS AND AMENDMENTS
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.
ARTICLE 23

INTENT
(a)    The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code and (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code.
(b)    The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of the Bankruptcy Code.
(c)    The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)    The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)    The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in section 101(38A) of the Bankruptcy Code and as used in section 561 of the Bankruptcy Code, and a “securities contract” with the meaning of section 555 and section 559 of the Bankruptcy Code.
(f)    The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of section 741 of the Bankruptcy Code.
(g)    Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to the applicable Seller, and that such Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, each Seller and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. Federal, state, and local income and franchise tax purposes (including, without limitation, on any and all filings with any U.S. Federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.
(h)    Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement” (except to the extent the related Transaction has a duration that renders such term inapplicable), “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Purchaser as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.
ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)    in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;
(b)    in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and
(c)    in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS
(a)    Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)    The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the rights of Purchaser to bring any enforcement action or proceeding against any property of any Seller located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions, and nothing in this Article 25 shall affect the right of any Seller to serve legal process in any other manner permitted by law.
(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
ARTICLE 26

NO RELIANCE
Seller hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
(a)    it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;
(b)    it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;
(c)    it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)    it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;
(e)    no joint venture exists between Purchaser and any Seller Party; and
(f)    Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Purchaser has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
ARTICLE 27

INDEMNITY AND EXPENSES
(a)    Each Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable fees and expenses of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Sellers shall not be liable for Indemnified Amounts resulting from the gross negligence, willful misconduct or bad faith of any Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, in each case, which does not result from the gross negligence, willful misconduct or bad faith of any Indemnified Party. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by Purchaser by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof party to the Transaction Documents of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of each Seller hereunder is a recourse obligation of such Seller. This Article 27(a) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
(b)    Each Seller agrees to pay or reimburse upon written demand all of Purchaser’s out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of any Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and the Pledged Collateral and for the custody, care or preservation of the Collateral and the Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Accounts and registering the Collateral and the Pledged Collateral in the name of Purchaser or its nominee, (v) any default by any Seller in repurchasing the Purchased Asset after such Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any Breakage Costs (other than (A) on a Remittance Date, so long as notice of repurchase is timely given in accordance with Article 3(d), (B) in connection with a voluntary or mandatory prepayment by the relevant Borrower or the maturity of the relevant Purchased Asset pursuant to the Purchased Asset Documents, (C) in connection with a conversion of any Transaction to a Prime Rate Transaction or an Alternative Rate Transaction in accordance with Article 6(a)(i) or in connection with a repurchase of any Purchased Asset within thirty (30) days following a conversion of the related Transaction to a Prime Rate Transaction or an Alternative Rate Transaction in accordance with Article 6(a)(i), (D) in connection with any reduction in Purchase Price of such Purchased Asset required to be made pursuant to Article 5 or, with respect to any Sidecar Asset, in accordance with the related Confirmation and/or the table set forth in the definition of “Purchase Price Percentage” in the Fee Letter, (E) in connection with the repurchase of any Purchased Asset (x) on a Mandatory Early Repurchase Date or (y) to cure a Default, Event of Default or breach of representations and warranties with respect thereto, in each case, unless the circumstances requiring such repurchase are due to any intentional action or inaction of, or on behalf of, the applicable Seller or any Affiliate thereof taken in bad faith, (F) in connection with the satisfaction of a Margin Deficit or if Seller within ten (10) Business Days after the delivery of a Margin Call with respect to such Purchased Asset (but only to the extent such Margin Call was timely cured), (G) in connection with Sellers’ termination of the Master Repurchase Agreement pursuant to Section 2(b) of the Fee Letter, (H) in connection with the applicable Seller’s repurchase of any Purchased Asset within thirty (30) days following Purchaser’s imposition of increased costs or charges on Seller in accordance with Articles 6(a)(ii), 6(a)(iii) or 32 and (I) in connection with any repurchase required pursuant to Article (6)(a)(i)(B)), (vii) any failure by such Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item and/or (x) subject to Article 28(e), any due diligence performed by Purchaser in accordance with Article 28. All such expenses shall be recourse obligations of such Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be delivered to the applicable Seller in connection with any demand or payment under this Article 27 and shall be conclusive and binding upon Sellers absent manifest error and such costs and expenses shall be due and payable within ten (10) Business Days following Seller’s receipt of such certificate.
(c)    This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.
ARTICLE 28

DUE DILIGENCE
(a)    Each Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals subject, for the avoidance of doubt, to the limitation on reimbursement for appraisals set forth in Article 28(e)), the Seller Parties and Servicers for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), such Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of such Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.
(b)    Each Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).
(c)    Each Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon reasonable prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of such Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.
(d)    Without limiting the generality of the foregoing, each Seller acknowledges that Purchaser may enter into Transactions with such Seller based solely upon the information provided by such Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Purchaser and any third party underwriter identified by Purchaser in writing in connection with such underwriting, including, but not limited to, providing Purchaser and such third party underwriter with reasonable access in accordance with the terms hereof to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.
(e)    Each Seller agrees to reimburse Purchaser within ten (10) Business Days after receipt of an invoice therefor for any and all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 28 (subject, for the avoidance of doubt, to the limitation on reimbursement for appraisals set forth in the first sentence of Article 27(a)), provided that, so long as no Event of Default has occurred and is continuing, Sellers shall only be required to reimburse the costs of obtaining updated appraisals for any Mortgaged Property pursuant to this Article 28 on or after the twelve (12) month anniversary of the Purchase Date for the related Purchased Asset and in no event more frequently than once for any Mortgaged Property per twelve (12) month period.
ARTICLE 29
SERVICING
(a)    The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, each Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to such Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence of an Event of Default) to cause the applicable Servicer to service the Purchased Assets sold by such Seller, and such Seller shall, at such Seller’s sole cost and expense, cause the applicable Servicer to service the Purchased Assets in accordance with the applicable Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, no Seller shall take any action or effect any modification or amendment of, or waiver under, any Purchased Asset which in each case is a Significant Modification without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.
(b)    The obligation of the applicable Servicer (or of the applicable Seller to cause such Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of such Servicer in accordance with Article 29(c), (ii) Purchaser not extending the related Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer in accordance with the terms of this Agreement. Each Seller agrees to reasonably cooperate with Purchaser in connection with any termination of the applicable Servicer. Upon any termination of any Servicer, if no Event of Default shall have occurred and be continuing, Sellers shall at their sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser and reasonably approved by the applicable Seller as expeditiously as possible.
(c)    Purchaser may, in its sole and absolute discretion, terminate any Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of an event of default by such Servicer under the applicable Servicing Agreement (including for the avoidance of doubt, the applicable Servicer Letter), or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (ii), without payment of any penalty or termination fee.
(d)    Sellers shall not, and shall not permit the applicable Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, each Seller shall irrevocably assign all of its rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.
(e)    Each Seller shall cause the applicable Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Each Seller shall cause the applicable Servicer to execute a letter agreement with Purchaser substantially in the form delivered on the Closing Date or such other form as is reasonably acceptable to Purchaser (a “Servicer Letter”), pursuant to which, among other things, Servicer shall acknowledge Purchaser’s security interest in the applicable Purchased Assets and agree to remit all Income received with respect to such Purchased Asset to the applicable Collection Account in accordance with Article 5(e) or as otherwise directed by Purchaser in accordance with such Servicer Letter.
(f)    Each Seller agrees that Purchaser, upon its purchase of the Purchased Assets in accordance with this Agreement is the owner of all servicing records related to the Purchased Assets, including but not limited to the applicable Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to (or to use commercially reasonable efforts to cause the applicable Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.
(g)    The payment of servicing fees shall be solely the responsibility of Sellers and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.
ARTICLE 30

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN
(a)    Contractual Recognition of Bail-in.
(i)    Each party acknowledges and accepts that liabilities arising under this Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Purchaser to Sellers may include, without limitation:
(A)    a reduction, in full or in part, of the Bail-in Termination Amount; and/or
(B)    a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case each Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.
(ii)    Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in order to give effect to the matters described herein.
(iii)    The acknowledgements and acceptances contained in clauses (i) and (ii) above will not apply if:
(A)    the relevant resolution authority determines that the liabilities arising under this Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or
(B)    the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in clauses (i) and (ii).
(iv)    For purposes of this Article 30:
“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement.
“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.
“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.
A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority (“FCA”), both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.
(b)    Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.
For the purpose of this clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.
(c)    Notice Regarding Client Money Rules. Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from Seller will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, Purchaser shall not segregate money received by it from Seller from Purchaser money and Purchaser shall not be liable to account to Seller for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so Seller will not be entitled to share in any distribution under the Client Money Distribution Rules.
ARTICLE 31

MISCELLANEOUS
(a)    All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.
(b)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.
(c)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(d)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(e)    This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(f)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(g)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(h)    Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.
ARTICLE 1

TAXES
(a)    Any and all payments by or on account of any obligation of Sellers under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Sellers shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Sellers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 32), Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Each Seller shall timely pay, without duplication, any Other Taxes (i) imposed on such Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) imposed on Purchaser, as the case may be, upon written notice from Purchaser setting forth in reasonable detail the calculation of such Other Taxes.
(c)    Each Seller shall indemnify Purchaser, within fifteen (15) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article) payable or paid by Purchaser or required to be withheld or deducted from a payment to Purchaser, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (provided that if such Seller reasonably believes that such Taxes were not correctly or legally asserted, Purchaser will use reasonable efforts to cooperate with such Seller to obtain a refund of such Taxes (which shall be repaid to such Seller in accordance with Article 32(e)) so long as such efforts would not, in the sole determination of Purchaser, result in any additional out-of-pocket costs or expenses not reimbursed by such Seller or be otherwise materially disadvantageous to Purchaser). A certificate as to the amount of such payment or liability delivered to such Seller by Purchaser shall be conclusive absent manifest error.
(d)    Status of Purchaser.
(i)    If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Purchaser shall deliver to Sellers, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Sellers, such properly completed and executed documentation reasonably requested by Sellers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by Sellers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Sellers as will enable Sellers to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 32(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.
(ii)    Without limiting the generality of the foregoing:
(A)    if Purchaser is a U.S. Person, it shall deliver to Sellers on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of IRS Form W-9 (or any successor form) certifying that Purchaser is exempt from U.S. federal backup withholding tax;
(B)    if the Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by Sellers) on or prior to the date on which Purchaser becomes a party under this Agreement, whichever of the following is applicable:
(1)    in the case of a Purchaser that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies or originals of IRS Form W-8ECI;
(3)    in the case of a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Purchaser is not the beneficial owner, executed copies or originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)    if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by Sellers) on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Sellers), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; and
(D)    if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Purchaser shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by Sellers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Sellers to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Sellers, or promptly notify Sellers in writing of its legal inability to do so.
(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 32 (including by the payment of additional amounts pursuant to this Article 32), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 32 with respect to the Taxes giving rise to such refund), net of all out-of-pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 32(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 32(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 32(e) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(a)    Each party’s obligations under this Article 32 shall survive any assignment of rights by the Purchaser, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
ARTICLE 1

JOINT AND SEVERAL LIABILITY
(a)    Each Seller hereby acknowledges and agrees that each Seller shall be jointly and severally liable to Purchaser to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all of Sellers hereunder.
(b)    Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, the appropriate Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to Purchaser, and, notwithstanding any payment or payments made by any Seller (“Paying Seller”) hereunder or any set-off or application of funds of Paying Seller by Purchaser, Paying Seller shall not be entitled to be subrogated to any of the rights of Purchaser against any other Seller or any collateral security or guarantee or right of set-off held by Purchaser, nor shall Paying Seller seek or be entitled to seek any contribution or reimbursement from any other Seller in respect of payments made by Paying Seller hereunder, until all amounts owing to Purchaser by Sellers under the Transaction Documents are paid in full. If any amount shall be paid to Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by Paying Seller in trust for Purchaser, segregated from other funds of Paying Seller, and shall, forthwith upon receipt by Paying Seller, be turned over to Purchaser in the exact form received by Paying Seller (duly indorsed by the Paying Seller to Purchaser, if required), to be applied against amounts owing to Purchaser by Sellers under the Transaction Documents, whether matured or unmatured, in such order as Purchaser may determine.
(c)    Each Seller shall remain obligated under this Article 33 notwithstanding that, without any reservation of rights against any Seller and without notice to or further assent by any Seller, any demand by Purchaser for payment of any amounts owing to Purchaser by any other Seller under the Transaction Documents may be rescinded by Purchaser and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of set-off with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Purchaser, and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Purchaser may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by Purchaser for the payment of amounts owing to Purchaser by Sellers under the Transaction Documents may be sold, exchanged, waived, surrendered or released. Purchaser shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Purchaser by Sellers under the Transaction Documents, or any property subject thereto. When making any demand hereunder against any Seller, Purchaser may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Purchaser to make any such demand or to collect any payments from any other Seller, or any release of such other Seller shall not relieve any Seller in respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Purchaser against Sellers. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
(d)    Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Purchaser by any other Seller under the Transaction Documents and notice of or proof of reliance by Purchaser upon any Seller or acceptance of the obligations of any Seller under this Article 33, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Article 33; and all dealings between Sellers, on the one hand, and Purchaser, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of Sellers under this Article 33. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller with respect to any amounts at any time owing to Purchaser by any Seller under the Transaction Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Transaction Documents. Each Seller understands and agrees that it shall continue to be liable under this Article 33 without regard to (i) the validity, regularity or enforceability of any other provision of this Agreement or any other Transaction Document, any amounts at any time owing to Purchaser by Sellers under the Transaction Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Purchaser, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Purchaser, or (iii) any other circumstance whatsoever (with or without notice to or Knowledge of Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of Sellers for any amounts owing to Purchaser by Sellers under the Transaction Documents, or of Sellers under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Seller, Purchaser may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Seller or any other Person or against any collateral security or guarantee related thereto or any right of set-off with respect thereto, and any failure by Purchaser to pursue such other rights or remedies or to collect any payments from any Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of set-off, shall not relieve any Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Purchaser against any Seller.
(e)    Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of any Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Transaction Documents shall in no event exceed the amount which can be guaranteed by each Seller under applicable federal and state laws relating to the insolvency of debtors.
[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.
BARCLAYS BANK PLC, as Purchaser

By:	/s/Francis X. Gilhool Name: Francis X. Gilhool Title:Managing Director
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
BSPRT BB FLOAT, LLC, as Seller

By:	/s/ Micah Goodman Name:Micah Goodman Title:Authorized Signatory
BSPRT BB FIXED, LLC, as Seller

By:	/s/ Micah Goodman Name:Micah Goodman Title:Authorized Signatory
EXHIBIT I
NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Barclays Bank PLC 745 7th Avenue New York, New York 10019 Attention: Francis X. Gilhool, Jr. Telephone: (212) 526-6970 Email: francis.gilhool@barclayscapital.com

with copies to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: David W. Forti Telephone: (215) 994 2647 Email: david.forti@dechert.com

Floating Rate Seller:
BSPRT BB Float, LLC
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com

Fixed Rate Seller:
BSPRT BB Fixed, LLC
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com
Floating Rate Originator:
BSPRT CRE Finance, LLC
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com
Fixed Rate Originator:
BSPRT CMBS Finance, LLC
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com

Guarantor:
Benefit Street Partners Realty Operating Partnership, L.P.
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Telephone: (212) 588-6982
Email: m.goodman@benefitstreetpartners.com

with copies to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha, Esq. Telephone: (212) 841-0489 Email: David.Djaha@ropesgray.com

EXHIBIT II
FORM OF CONFIRMATION STATEMENT
[Date]
To: Barclays Bank PLC
Ladies and Gentlemen:
Reference is made hereby to the Master Repurchase Agreement, dated as of March 15, 2019 (the “Agreement”), by and among Barclays Bank PLC (“Purchaser”), BSPRT BB Float, LLC [(“Seller”)] and BSPRT BB Fixed, LLC [(“Seller”)]. This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1. Purchaser’s delivery and executed counterpart of this Confirmation to Seller evidences Purchaser’s agreement, subject to and in accordance with the terms of the Agreement, to enter into such Transaction. Capitalized terms used herein without definition have the meanings given in the Agreement.
Purchase Date:    __________, 20__
Eligible Asset:    ___________________, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Mortgage Loan and Mezzanine Loan][Senior Note][Senior Participation Interest]
Record Holder:     [NAP][Yes][No]
Controlling Holder:     [NAP][Yes][No]
Interest Rate Type:            [Fixed Rate Asset][Floating Rate Asset]
REMIC Eligible:            [Yes][No]
Sidecar Asset(s):            [Yes][No]
[Seller hereby certifies that it expects, in its good faith judgment as of the related Purchase Date, to include such Eligible Asset in a securitization transaction or to refinance such Eligible Asset through a participation, syndication, sale of an A-note or other refinancing transaction on or before the expiration of the applicable Sidecar Facility.]
Outstanding Principal Amount of Purchased
Asset as of Purchase Date:    $__________
Available Future Funding under Purchased
Asset as of Purchase Date:    $__________
Repurchase Date:    As defined in the Agreement
Purchase Price:    $__________
Pricing Rate:    Applicable Index plus ___%
Applicable Index:    [LIBOR][Alternative Rate]
Purchase Price Percentage:    __________%
Governing Agreements:    As identified on attached Schedule 2
Requested Exceptions Report:    Attached as Schedule 3
Requested Wire Amount:    $__________
Type of Funding:    [Wet][Dry] Funding
Seller’s Wiring Instructions:
Bank Name:         ____________________
ABA Number:     ____________________
Account Number:    ____________________
Reference:         ____________________
[Seller hereby certifies that that all conditions precedent to the funding of a Purchase Price increase in connection with the future advance set forth in Article 3(h)(ii) of the Agreement have been satisfied, except for the following conditions which have been waived by Purchaser: [IDENTIFY ANY WAIVED CONDITIONS]].
To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.
[BSPRT BB FLOAT, LLC][BSPRT BB FIXED, LLC]

By:	Name: Title:
AGREED AND ACKNOWLEDGED:
BARCLAYS BANK PLC
By: ________________________________
Name:
Title:
Schedule 1 to Confirmation
Purchased Asset Schedule
(attached)

Schedule 2 to Confirmation
Governing Agreements
Purchased Asset(s):     [__________]
Schedule 3 to Confirmation
Requested Exceptions Report

EXHIBIT III
AUTHORIZED REPRESENTATIVES OF SELLERS

Name	Specimen Signature

EXHIBIT IV
FORM OF POWER OF ATTORNEY
Know All Men by These Presents, that [BSPRT BB Float, LLC][BSPRT BB Fixed, LLC], a Delaware limited liability company (“Seller”), does hereby appoint Barclays Bank PLC (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Promissory Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of March 15, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among Purchaser, [BSPRT BB Float, LLC][Seller] and [BSPRT BB Fixed, LLC][Seller], and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
THIS POWER OF ATTORNEY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ____ day of __________, 20__.
[BSPRT BB FLOAT, LLC][BSPRT BB FIXED, LLC]

By:	Name: Title:
STATE OF ______________    )
COUNTY OF ____________    )
On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _______________________________
(Seal)

EXHIBIT V
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
[TBD]

EXHIBIT VI
ASSET INFORMATION

Asset ID #:
Asset Type: [Mortgage Loan][Mortgage Loan and Mezzanine Loan][Senior Note][Senior Participation]
Borrower Name:
Borrower Address:
Borrower City:
Borrower State:
Borrower Zip Code:
Recourse?
Guaranteed?
Related Borrower Name(s):
Original Principal Balance:
Maximum Principal Balance:
Note Date:
Loan Date:
Loan Type (e.g. fixed/arm):
Current Principal Balance:
Current Interest Rate (per annum):
Paid to date:
Annual P&I:
Next Payment due date:
Index (complete whether fixed or arm):
Gross Spread/Margin (complete whether fixed or arm):
Life Cap:
Life Floor:
Periodic Cap:
Periodic Floor:
Rounding Factor:
Lookback (in days):
Interest Calculation Method (e.g., Actual/360):
Interest rate adjustment frequency:
P&I payment frequency:
First P&I payment due:
First interest rate adjustment date:
First payment adjustment date:
Next interest rate adjustment date:
Next payment adjustment date:
Conversion Date:
Converted Interest Rate Index:
Converted Interest Rate Spread:
Maturity date:
ARD Loan?
Loan term:
Amortization term:
Hyper-Amortization Flag:
Hyper-Amortization Term:
Hyper-Amortization Rate Increase:
Balloon Amount:
Balloon LTV:
Prepayment Penalty Flag:
Prepayment Penalty Text:
Lockout Period:
Lien Position:
Fee/Leasehold:
Ground Lease Expiration Date:
CTL (Yes/No):
CTL Rating (Moody’s):
CTL Rating (Duff):
CTL Rating (S&P):
CTL Rating (Fitch):
Lease Guarantor:
CTL Lease Type (NNN, NN, Bondable):
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
Cross-collateralized (Yes/No):*
Property Size:
Year built:
Year renovated:
Actual Average Occupancy:
Occupancy Rent Roll Date:
Underwritten Average Occupancy:
Largest Tenant:
Largest Tenant SF:
Largest Tenant Lease Expiration:
2nd Largest Tenant:
2nd Largest Tenant SF:
2nd Largest Tenant Lease Expiration:
3rd Largest Tenant:
3rd Largest Tenant SF:
3rd Largest Tenant Lease Expiration:
Underwritten Average Rental Rate/ADR:
Underwritten Vacancy/Credit Loss:
Underwritten Other Income:
Underwritten Total Revenues:
Underwritten Replacement Reserves:
Underwritten Management Fees:
Underwritten Franchise Fees:
Underwritten Total Expenses:
Underwritten Leasing Commissions:
Underwritten Tenant Improvement Costs:
Underwritten NOI:
Underwritten NCF:
Underwritten Debt Service Constant:
Underwritten DSCR at NOI:
Underwritten DSCR at NCF:
Underwritten NOI Period End Date:
Hotel Franchise:
Hotel Franchise Expiration Date:
Appraiser Name:
Appraised Value:
Appraisal Date:
Appraisal Cap Rate:
Appraisal Discount Rate:
Underwritten LTV:
Environmental Report Preparer:
Environmental Report Date:
Environmental Report Issues:
Covered by Environmental Insurance (Yes/No):
Architectural and Engineering Report Preparer:
Architectural and Engineering Report Date:
Deferred Maintenance Amount:
Ongoing Replacement Reserve Requirement per A&E Report:
Immediate Repairs Escrow % (e.g. [___]%):
Replacement Reserve Annual Deposit:
Replacement Reserve Balance:
Tenant Improvement/Leasing Commission Annual Deposits:
Tenant Improvement/Leasing Commission Balance:
Taxes paid through date:
Monthly Tax Escrow:
Tax Escrow Balance:
Insurance paid through date:
Monthly Insurance Escrow:
Insurance Escrow Balance:
Reserve/Escrow Balance as of Date:
Probable Maximum Loss %:
Covered by Earthquake Insurance (Yes/No):
Number of times 30 days late in last 12 months:
Number of times 60 days late in last 12 months:
Number of times 90 days late in last 12 months:
Servicing Fee:
Secondary Financing in Place (Yes/No)
Secondary Financing Amount
Secondary Financing Description
Future Supplemental Financing (Yes/No)
Future Supplemental Financing Description
Notes:

EXHIBIT VII
ADVANCE PROCEDURES
Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items to the extent such items are applicable to such Eligible Asset and are in Seller’s possession or are available to it (the “Due Diligence Package”):
(1)        Purchased Asset Documents. With respect to each Eligible Asset:
(a)        if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);
(b)        if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Promissory Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage and/or pledge agreement, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) security interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts.
(c)        if such Eligible Asset is a Wet Purchased Asset or Seller has designated a Bailee for such Eligible Asset in accordance with the Custodial Agreement, a fully executed and delivered Bailee Letter and Bailee Trust Receipt;
(d)        certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 10:00 a.m. on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;
(e)        all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;
(f)        as reasonably requested by Purchaser, reasonably satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset and Borrower, such searches to be conducted in each location Purchaser shall reasonably designate;
(g)        an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance);
(h)        certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority; and
(i)    a summary of all restrictions on transfer and transferee eligibility requirements.
(2)        Transaction-Specific Due Diligence Materials. Each of the following:
(a)        a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues,
(b)        the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;
(c)        a current rent roll and roll over schedule;
(d)        a cash flow pro-forma, plus historical information;
(e)        a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;
(f)        indicative debt service coverage ratios;
(g)        indicative loan-to-value ratios;
(h)        a term sheet outlining the transaction generally;
(i)        a description of the Borrower and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements, if available;
(j)        a description of Seller’s relationship, if any, to the Borrower and sponsor; and
(k)        copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3)        Environmental and Engineering. A “Phase 1” (and, if recommended by such “Phase 1”, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.
(4)        Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.
(5)        Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.
(6)        Opinions of Counsel. Copy of an opinion of counsel addressed to the loan originator and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and other matters (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests) delivered in connection with the origination thereof; provided that Seller may deliver drafts of such opinions if final opinions are not available at the time of delivery of the Due Diligence Package, and shall deliver final, executed copies of such opinions (with blacklines to the previously distributed drafts) no less than three (3) Business Days prior to the related Purchase Date of such Eligible Asset; provided, further, that with respect to Eligible Assets which provide that the Borrower must be a Single-Purpose Entity (as defined in Exhibit V), a counsel’s opinion regarding non-consolidation of the Borrower shall not be required if such Eligible Asset has a maximum principal balance of less than $20 million as of the proposed Purchase Date.
(7)        Additional Real Estate Matters. To the extent obtained by Seller from the Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.
(8)        Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit V to this Agreement relating to the Purchased Asset and any other Eligibility Criteria for such Purchased Asset (the “Requested Exceptions Report”).
(9)        Know Your Customer Information. All documentation and other information received, and the results of all searched and investigations performed, as part of “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties.
(10)        Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.
(11)        Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller have agreed otherwise in writing.
(12)        Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning in blank the proposed Eligible Asset that shall be subject to no Liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole and absolute discretion.

EXHIBIT VIII
FORM OF MARGIN CALL
[DATE]
Via Electronic Transmission
BSPRT BB Float, LLC
BSPRT BB Fixed, LLC
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, NY 10019
Attention: Micah Goodman, Esq.
Email: m.goodman@benefitstreetpartners.com

Re:
Master Repurchase Agreement, dated as of March 15, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), BSPRT BB Float, LLC (“Floating Rate Seller”) and BSPRT BB Fixed, LLC (“Fixed Rate Seller” and, together with Floating Rate Seller, “Sellers”)

Ladies and Gentlemen:
Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Sellers that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
Purchased Asset:    _____________________
(a)    Margin Amount of Purchased Asset:    $___________

    (b)    Repurchase Price of Purchased Asset:    $___________

    (c)    Margin Deficit ((b) minus (a)):    $___________
A Margin Deficit Event exists with respect to the Purchased Asset identified above when the amount in (c) above is at least $250,000.
MARGIN DEFICIT:    $___________

    Accrued interest from __________ to __________:    $___________
TOTAL WIRE DUE:    $___________
WHEN A MARGIN DEFICIT EVENT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

BARCLAYS BANK PLC

By:	Name: Title:

EXHIBIT IX
FORM OF RELEASE LETTER
[DATE]
Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.

Re:
Master Repurchase Agreement, dated as of March 15, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), BSPRT BB Float, LLC and BSPRT BB Fixed, LLC

Ladies and Gentlemen:
With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
Very truly yours,
[BSPRT BB FLOAT, LLC][BSPRT BB FIXED, LLC]

By:	Name: Title:
Schedule A
[List of Purchased Asset Documents]

EXHIBIT X
FORM OF COVENANT COMPLIANCE CERTIFICATE
[DATE]
Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.

Re:
Master Repurchase Agreement, dated as of March 15, 2019 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), BSPRT BB Float, LLC and BSPRT BB Fixed, LLC

Ladies and Gentlemen:
This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of March 15, 2019 (the “Guaranty”) made by Benefit Street Partners Realty Operating Partnership, L.P. (“Guarantor”) in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected, qualified and authorized officer of Guarantor.

(ii)
    To the best of my knowledge, all of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

(iii)
    I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a reasonably detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)
    I am not aware of any facts or circumstances that an institutional asset manager would reasonably expect to cause, or an institutional asset manager would reasonably determine to have caused, a Credit Event or Future Advance Failure with respect to any Purchased Asset or the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

(v)
    As of the date hereof, and since the delivery of the immediately preceding Covenant Compliance Certificate, to the best of my knowledge, each Seller Party has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it.

(vi)
    The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(vii)
    As of the date hereof, to the best of my knowledge, each of the representations and warranties made by each Seller Party in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), other than as set forth in any Requested Exceptions Report approved by Purchaser in accordance with the Master Repurchase Agreement.

(viii)
    Each Seller Party hereby represents and warrants that (i) it is in compliance in all material respects with all of the terms and conditions of the Transaction Documents to which it is a party and (ii) it has no claim or offset against Purchaser under the Transaction Documents.

(ix)
    Attached hereto are the financial statements required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.

(x)	Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in Article V(k) of the Guaranty.
Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.
BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.

By:	Name: Title:

EXHIBIT XI
[RESERVED]

EXHIBIT XII
FORM OF BAILEE LETTER
[BSPRT BB FLOAT, LLC][BSPRT BB FIXED, LLC]
c/o Benefit Street Partners Realty Trust, Inc.
142 West 57th Street, 12th Floor
New York, New York 10019
_______________ __, 20__
Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Email: francis.gilhool@barclayscapital.com
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: David C. Djaha, Esq.
Email: David.Djaha@ropesgray.com

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [Name of Purchased Asset(s)] by [BSPRT BB Float, LLC][BSPRT BB Fixed, LLC] (“Seller”) to Barclays Bank PLC (“Purchaser”)
Ladies and Gentlemen:
Reference is made to that certain Master Repurchase Agreement dated as of March 15, 2019, by and among Purchaser, [BSPRT BB Float, LLC][Seller] and [BSPRT BB Fixed, LLC][Seller] (as the same may be amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Ropes & Gray LLP (“Bailee”) hereby agree as follows:
1.    Seller shall deliver to Bailee and Bailee shall hold, in connection with the Purchased Asset[s] delivered to Bailee hereunder (for Bailee’s delivery to the Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Asset[s] identified thereon.
2.    On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to Bailee, as bailee for hire, the documents set forth on Exhibit B to the Custodial Delivery Certificate (collectively, the “Purchased Asset File[s]”) for the Eligible Asset[s] (the “Purchased Asset[s]”) listed in Exhibit A to the Custodial Delivery Certificate.
3.    Bailee shall issue and deliver to Purchaser and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail in the name of Purchaser, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File[s] as set forth in the Custodial Delivery Certificate.
4.    On the applicable Funding Date, in the event that Purchaser fails to purchase any Eligible Asset from Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Purchaser in writing (which may include electronic mail)), Bailee shall release the Purchased Asset File[s] to Seller in accordance with Seller’s instructions.
5.    Following the Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], Bailee shall forward the Purchased Asset File[s] to Wells Fargo Bank, National Association (the “Custodian”), at 1055 10th Avenue, Minneapolis, Minnesota 55414, Attention: CMBS-[ ], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).
6.    From and after the applicable Funding Date until the time of receipt of Purchaser’s written confirmation as described in Section 4 hereof or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset File[s] as bailee for Purchaser (excluding any period when the same [is/are] under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Asset File[s] as sole and exclusive bailee for Purchaser unless and until otherwise instructed in writing by Purchaser.
7.    In the event that Bailee fails to deliver to Purchaser a Promissory Note or other material portion of a Purchased Asset File[s] that was in its possession to the Custodian within five (5) Business Days following the applicable Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.
8.    Seller agrees to indemnify and hold Bailee and its partners, directors, officers and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Bailee) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.
9.    Bailee agrees to indemnify and hold Purchaser and its owners, officers, directors, employees, affiliates and designees, harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee), including reasonable attorneys’ fees and costs of outside counsel, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Bailee Delivery Failure that was caused by the gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers or employees. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.
10.    Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed Transaction and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.
11.    This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.
12.    This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Purchaser.
13.    For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.
14.    This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
15.    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.
[SIGNATURES COMMENCE ON NEXT PAGE]
Very truly yours,
[BSPRT BB FLOAT, LLC][BSPRT BB FIXED, LLC]

By:	Name: Title:

ACCEPTED AND AGREED:
ROPES & GRAY LLP, as Bailee

By:	Name: Title:

ACCEPTED AND AGREED:
BARCLAYS BANK PLC, as Purchaser

By:	Name: Title:

ATTACHMENT 1 TO BAILEE AGREEMENT
CUSTODIAL DELIVERY CERTIFICATE
[See attached]
ATTACHMENT 2 TO BAILEE AGREEMENT
FORM OF BAILEE TRUST RECEIPT
____________, 20__
Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Email:    francis.gilhool@barclayscapital.com

Re:	Bailee Agreement, dated __________, 201___ (the “Bailee Agreement”) among [BSPRT BB Float, LLC][BSPRT BB Fixed, LLC] (“Seller”), Barclays Bank PLC (“Purchaser”) and Ropes & Gray LLP (“Bailee”)
Ladies and Gentlemen:
In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset[s] described in Exhibit A to the Custodial Delivery Certificate, it has reviewed the Purchased Asset File[s] and has determined that all documents listed in Exhibit B to the Custodial Delivery Certificate are in its possession.
Bailee hereby confirms that it is holding the Purchase Loan File[s] as agent and bailee for the exclusive use and benefit of Purchaser pursuant to the terms of the Bailee Agreement.
All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.
ROPES & GRAY LLP,
as Bailee

By:	Name: Title:

25175105.12.BUSINESS    i